For further information: Michele Lopiccolo, VP, Investor Relations Phone 504/576-4879, Fax 504/576-2897 mlopicc@entergy.com

INVESTOR NEWS

October 28, 2008

Exhibit 99.1

ENTERGY REPORTS THIRD QUARTER EARNINGS

NEW ORLEANS - Entergy Corporation reported third quarter 2008 earnings of $2.41 per share on an as-reported basis and $2.50 per share on an operational basis, as shown in Table 1 below. A more detailed discussion of quarterly results begins on page 2 of this release.
Table 1: Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures
Third Quarter and Year-to-Date 2008 vs. 2007
(Per share in U.S. $)
	Third Quarter			Year-to-Date
	2008	2007	Change	2008	2007	Change
As-Reported Earnings	2.41	2.30	0.11	5.33	4.63	0.70
Less Special Items	(0.09)	-	(0.09)	(0.18)	-	(0.18)
Operational Earnings	2.50	2.30	0.20	5.51	4.63	0.88
Weather Impact	(0.01)	0.06	(0.07)	0.01	0.04	(0.03)

Operational Earnings Highlights for Third Quarter 2008

  Utility, Parent & Other earnings were moderately higher with lower income tax expense and operations and maintenance expense, largely offset by lower net revenue.
  Entergy Nuclear earnings increased as a result of higher power prices.
  Entergy's Non-Nuclear Wholesale Assets business reported lower earnings as a result of higher income tax expense.

"During the quarter we experienced both the worldwide collapse of the financial market and some of the most devastating storm activity (Gustav and Ike) to ever hit the Gulf Coast area. Through sound integrated scenario planning and preparation, the Company was able to meet the operational and financial needs without sacrificing our commitments to our goals and objectives," said J. Wayne Leonard, Entergy's chairman and chief executive officer. "Through superior execution, our utility completed storm repairs in record time again and more importantly with the safest record, proving it is unmatched at storm restoration in the country. Through diligent risk management and financial planning, we preserved our long-standing solid liquidity position, without resorting to extreme financing measures."

Table of Contents		Page

I.	Consolidated Results	2
II.	Utility, Parent & Other Results	3
III.	Competitive Businesses Results	4
IV.	Other Financial Performance Highlights	5
V.	Business Separation	9
VI.	Appendices
A.  Spin-Off of Non-Utility Nuclear Business
B.  Variance Analysis and Special Items
C.  Regulatory Summary
D.  Financial Performance Measures and
      Historical Performance Measures
E.  Planned Capital Expenditures
F.  Definitions
	G. GAAP to Non-GAAP Reconciliations	11 14 16 20 22 23 25
VII.	Financial Statements	28

Entergy's business highlights include the following:

  Entergy was named for a third consecutive year to the exclusive Dow Jones Sustainability World Index, the only U.S. utility to be selected
  GovernanceMetrics, an independent evaluator of corporate governance activities, assigned Entergy an overall global rating of 10.0 for best-in-class corporate governance
  Entergy Gulf States Louisiana, L.L.C. and Entergy Louisiana, LLC received nearly $1 billion of storm financing proceeds
  Entergy Nuclear received approval from the Nuclear Regulatory Commission for the renewal of the operating license for the James A. FitzPatrick plant, extending its license into 2034.

Entergy will host a teleconference to discuss this release at 10:00 a.m. CT on Tuesday, October 28, 2008, with access by telephone, 719-457-2080, confirmation code 3834525. The call and presentation slides can also be accessed via Entergy's Web site at www.entergy.com. A replay of the teleconference will be available for seven days thereafter by dialing 719-457-0820, confirmation code 3834525. The replay will also be available on Entergy's Web site at www.entergy.com.

Consolidated Results

Consolidated Earnings

Table 2 provides a comparative summary of consolidated earnings per share for third quarter 2008 versus 2007, including a reconciliation of GAAP as-reported earnings to non-GAAP operational earnings. Utility, Parent & Other had moderately higher earnings due primarily to lower income tax expense and operations and maintenance expense, largely offset by decreased revenues from milder-than-normal weather in both the billed and unbilled sales periods, and the effects of two major hurricanes which led to decreased customer usage. Entergy Nuclear's earnings increased as a result of higher power prices. Entergy's Non-Nuclear Wholesale Assets business reported lower results due to higher income tax expense. Entergy's results for the current period also reflect the positive effect of accretion associated with the company's share repurchase program.

Table 2: Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures (see appendix F for definitions of certain measures)
Third Quarter and Year-to-Date 2008 vs. 2007
(Per share in U.S. $)
	Third Quarter			Year-to-Date
	2008	2007	Change	2008	2007	Change
As-Reported
Utility, Parent & Other	1.47	1.52	(0.05)	2.56	2.54	0.02
Entergy Nuclear	1.05	0.80	0.25	2.90	1.96	0.94
Non-Nuclear Wholesale Assets	(0.11)	(0.02)	(0.09)	(0.13)	0.13	(0.26)
Consolidated As-Reported Earnings	2.41	2.30	0.11	5.33	4.63	0.70

Less Special Items
Utility, Parent & Other	(0.09)	-	(0.09)	(0.18)	-	(0.18)
Entergy Nuclear	-	-	-	-	-	-
Non-Nuclear Wholesale Assets	-	-	-	-	-	-
Consolidated Special Items	(0.09)	-	(0.09)	(0.18)	-	(0.18)

Operational
Utility, Parent & Other	1.56	1.52	0.04	2.74	2.54	0.20
Entergy Nuclear	1.05	0.80	0.25	2.90	1.96	0.94
Non-Nuclear Wholesale Assets	(0.11)	(0.02)	(0.09)	(0.13)	0.13	(0.26)
Consolidated Operational Earnings	2.50	2.30	0.20	5.51	4.63	0.88
Weather Impact	(0.01)	0.06	(0.07)	0.01	0.04	(0.03)

Detailed earnings variance analysis is included in appendices B-1 and B-2 to this release. In addition, appendix B-3 provides details of special items shown in Table 2 above.

Consolidated Net Cash Flow Provided by Operating Activities

Entergy's net cash flow provided by operating activities in third quarter 2008 was $1.8 billion compared to $663 million in third quarter 2007. The increase was due primarily to:

  the receipt of $954 million of proceeds associated with storm-related debt issuances by the Louisiana Utilities Restoration Corporation on behalf of Entergy Louisiana and Entergy Gulf States Louisiana
  increased collections at the Utility of deferred fuel recovery in the current quarter totaling $287 million higher net revenues at Entergy Nuclear of $78 million
  lower income tax payments of $120 million

Partially offsetting the above items were:

  higher Utility working capital requirements of $144 million an increase of pension funding payments in the amount of $103 million

Table 3 provides the components of net cash flow provided by operating activities contributed by each business with quarter-to-quarter and year-to-date comparisons.

Table 3: Consolidated Net Cash Flow Provided by Operating Activities
Third Quarter and Year-to-Date 2008 vs. 2007
(U.S. $ in millions)
	Third Quarter			Year-to-Date
	2008	2007	Change	2008	2007	Change
Utility, Parent & Other	1,414	394	1,020	1,779	1,116	663
Entergy Nuclear	376	276	100	970	535	435
Non-Nuclear Wholesale Assets	(11)	(7)	(4)	(56)	(24)	(32)
Total Net Cash Flow Provided by Operating Activities	1,779	663	1,116	2,693	1,627	1,066

II. Utility, Parent & Other Results

In third quarter 2008, Utility, Parent & Other had earnings of $1.47 per share on as-reported basis and $1.56 per share on an operational basis, compared to $1.52 per share in as-reported earnings and operational earnings in third quarter 2007. Operational results for Utility, Parent & Other in third quarter 2008 reflect lower income tax expense and lower operation and maintenance expense, largely offset by lower net revenues. The lower income tax expense was due to the liquidation of a subsidiary which resulted in a tax loss on the company's investment. Lower operations and maintenance expense was the result of lower payroll-related costs and the absence of a provision recorded in 2007 related to storm-related bad debts at Entergy New Orleans, Inc. and Entergy Louisiana, LLC. Operations and maintenance expense diverted to storm restoration was offset by storm expense recorded at Entergy Arkansas. The decrease in net revenues reflects the effect of milder-than-normal weather which reduced both billed sales and unbilled sales during the period and reduced customer usage associated with hurricanes Gustav and Ike during the quarter.

Electricity usage, in gigawatt-hour sales by customer segment, is included in Table 4. Current quarter sales reflect the following:

  Residential sales in third quarter 2008, on a weather-adjusted basis, showed a 1.5 percent decrease compared to third quarter 2007.
  Commercial and governmental sales, on a weather-adjusted basis, were relatively flat year over year.
  Industrial sales in the current quarter were essentially the same as one year ago.

The residential sales sector showed a decrease quarter to quarter as two major hurricanes affected Entergy's service territory within two weeks of one another. An increase in the number of customers served to partially offset the decrease in sales growth in the residential sector, as well as the commercial and governmental sectors. Sales in the industrial sector for third quarter 2008 were essentially unchanged compared to the same quarter of 2007. The effect of storm activity during the quarter, an overall sluggish economy nationally, and continued weakness in the refining segment's fundamentals weighed on the industrial sector where only chemicals and primary metals faired reasonably well due to continued export activities.

Table 4 provides a comparative summary of the Utility's operational performance measures.

Table 4: Utility Operational Performance Measures (see appendix F for definitions of measures)
Third Quarter and Year-to-Date 2008 vs. 2007
	Third Quarter				Year-to-Date
	2008	2007	% Change	% Weather Adjusted	2008	2007	% Change	% Weather Adjusted
GWh billed
Residential	10,671	11,128	-4.1%	-1.5%	26,055	25,905	0.6%	1.1%
Commercial and governmental	8,646	8,748	-1.2%	0.1%	22,727	22,457	1.2%	1.5%
Industrial	10,110	10,120	-0.1%	-0.1%	29,217	29,256	-0.1%	-0.1%
Total Retail Sales	29,427	29,996	-1.9%	-0.5%	77,999	77,618	0.5%	0.7%
Wholesale	1,431	1,413	1.3%		4,160	4,479	-7.1%
Total Sales	30,858	31,409	-1.8%		82,159	82,097	0.1%
O&M expense	$14.43	$15.16	-4.8%		$16.89	$16.86	0.2%
Number of retail customers
Residential					2,308,250	2,279,985	1.2%
Commercial and governmental					343,414	338,750	1.4%
Industrial					49,199	50,087	-1.8%

Appendix C provides information on selected pending local and federal regulatory cases.

III. Competitive Businesses Results

Entergy's competitive businesses include Entergy Nuclear and Non-Nuclear Wholesale Assets.

Entergy Nuclear

Entergy Nuclear earned $1.05 per share on as-reported and operational bases in third quarter 2008, compared to $0.80 per share in third quarter 2007 for as-reported and operational earnings. Entergy Nuclear's earnings increased primarily as a result of higher power prices.

Table 5 provides a comparative summary of Entergy Nuclear's operational performance measures.
Table 5: Entergy Nuclear Operational Performance Measures
Third Quarter and Year-to-Date 2008 vs. 2007 (see appendix F for definitions of measures)
	Third Quarter			Year-to-Date
	2008	2007	% Change	2008	2007	% Change
Net MW in operation	4,998	4,998	0%	4,998	4,998	0%
Average realized price per MWh (a)	$61.59	$53.11	16%	$60.46	$53.12	14%
Production cost per MWh	$21.77	$20.90	4%	$21.59	$20.64	5%
Non-fuel O&M expense/purchased power per MWh	$21.19	$22.40	-5%	$21.57	$22.45	-4%
GWh billed	10,316	10,105	2%	31,221	27,315	14%
Capacity factor	95%	93%	2%	95%	88%	8%
Refueling outage days:
FitzPatrick	16			16
Indian Point 2				26
Indian Point 3					24
Palisades		21			21
Pilgrim					33
Vermont Yankee					24

(a) Does not include the revenue associated with the amortization of the below-market PPA for Palisades.

Entergy Nuclear's sold forward position is 92%, 83%, and 59% of planned generation at average prices per megawatt-hour of $53, $61 and $58, for 2008, 2009, and 2010, respectively. Table 6 provides capacity and generation sold forward projections for Entergy Nuclear.

Table 6: Entergy Nuclear's Capacity and Generation Projected Sold Forward
2008 through 2012 (see appendix F for definitions of measures)
	Remainder of 2008	2009	2010	2011	2012
Energy
Planned TWh of generation	10	41	40	41	41
Percent of planned generation sold forward (b)
Unit-contingent	53%	48%	31%	29%	18%
Unit-contingent with availability guarantees	35%	35%	28%	14%	7%
Firm LD	4%	0%	0%	0%	0%
Total	92%	83%	59%	43%	25%
Average contract price per MWh	$53	$61	$58	$55	$54

Capacity
Planned net MW in operation	4,998	4,998	4,998	4,998	4,998
Percent of capacity sold forward
Bundled capacity and energy contracts	27%	27%	26%	27%	19%
Capacity contracts	60%	45%	31%	15%	2%
Total	87%	72%	57%	42%	21%
Average capacity contract price per kW per month	$2.0	$2.1	$3.4	$3.7	$3.5

Blended Capacity and Energy Recap (based on revenues)
Percent of planned energy and capacity sold forward	89%	80%	53%	35%	18%
Average contract revenue per MWh (c)	$55	$62	$61	$57	$54

(b) A portion of EN's total planned generation sold forward is associated with the Vermont Yankee contract for which pricing may be adjusted.
(c) Average contract prices exclude potential payments that may be owed under the value sharing agreement with the New York Power Authority.

Non-Nuclear Wholesale Assets

Entergy's Non-Nuclear Wholesale Assets business had a loss of $(0.11) per share on both as-reported and operational bases in third quarter 2008 compared to $(0.02) per share on as-reported and operational bases in third quarter 2007. The increased loss reflects higher income tax expense in the current period resulting from a redemption of an investment at the non-nuclear wholesale business.

IV. Other Financial Performance Highlights

Liquidity

Entergy believes its total liquidity is sufficient to meet its current obligations, including the effects associated with hurricanes Gustav and Ike. Nevertheless, each utility company is responsible for its hurricane restoration cost obligations and for recovering its hurricane-related costs. At the end of third quarter 2008, Entergy had $2.6 billion of cash and cash equivalents on hand on a consolidated basis, and additional financing authority, subject to debt covenants. Under previously obtained authority, Entergy may issue in the aggregate approximately $2.0 billion of new short-term debt and $4.1 billion of new long-term debt, including undrawn revolving credit facility capacity of $224 million at Entergy Corporation, $100 million at Entergy Arkansas and $50 million at Entergy Mississippi, subject to debt covenants. Entergy Corporation's revolving credit facility requires it to maintain a consolidated debt ratio of 65 percent or less of its total capitalization. Some of the utility company credit facilities also have similar covenants. Further, Entergy's utility companies had $262 million of funded storm reserves reflected in other property and investments at the end of the quarter.

Table 7 provides Entergy's consolidated cash position and borrowing authority.

Table 7: Consolidated Cash Position and Financing Authority (subject to debt covenants) As of September 30, 2008
(U.S. $ in millions)			Short-term		Long-term
	Cash and Cash Equivalents	Funded Storm Reserves	Authority	Available	FERC/ State Authority	Available
Entergy Corporation	27	-	3,500	224	-	-
Entergy Arkansas	3	-	250	244	450 (d)	150
Entergy Gulf States Louisiana	124	85	200	200	750	275
Entergy Louisiana	192	134	250	250	2,140	1,640
Entergy Mississippi	2	32	175	147	400	400
Entergy New Orleans	120	11	100	100	230 (d)	230
Entergy Texas	52	-	200	200	1,300	1,200
Entergy Nuclear	1,013	-	-	-	-	-
Other	1,023	-	920	589	275	180
Total	2,556	262	5,595	1,954	5,545	4,075

(d) Authority granted by local regulator.

In fourth quarter 2008, Entergy expects consolidated net liquidity sources of approximately $2.4 billion taking into consideration its liquidity position at the end of the third quarter and other projected sources and uses of liquidity generated in the fourth quarter. Primary sources include operating cash flow and planned financing/refinancing for Entergy Texas. Primary uses include Entergy Texas' remaining debt maturity in December, as well as capital and hurricane-related expenditures, dividend payments and share repurchases. In the event Entergy is unable to access the credit markets on reasonable commercial terms by the end of the year, Entergy's consolidated net liquidity sources would stand at approximately $2.0 billion.

Table 8 provides a summary of liquidity sources and uses from September 30, 2008 through December 31, 2008.

Table 8: Entergy Corporation Liquidity-Sources and Uses September 30, 2008 through December 31, 2008
(U.S. $ in billions)	From 9/30/2008 through 12/31/2008 (e)
Cash	2.6
Undrawn revolving credit facility capacity	0.4
Funded storm reserves	0.3
Operating cash flow (f)	0.2
Planned financing/refinancing	0.4
Total liquidity sources	3.9
Debt maturities	(0.2)
Capital expenditures (f)	(0.8)
Return of capital (dividends, share repurchases)	(0.3)
Fuel purchases, decommissioning trust, spin-off transaction costs, other	(0.2)
Total liquidity uses	(1.5)
Net liquidity sources	2.4

(e) Sources and uses are reported on a business as usual basis and do not incorporate potential spin-off debt transactions.

(f) Includes storm restoration spending of $0.2 billion through 9/30/08 and $0.9 billion through year-end, the mid-point of projected costs.

Debt Maturities

Debt maturities include $160 million for Entergy Texas in fourth quarter 2008. Debt maturities in 2009 include just over $500 million in the fourth quarter. Entergy Arkansas and Entergy Mississippi revolving credit facilities of $100 million and $50 million expire in April and May 2009, respectively. These facilities are generally renewed on an annual basis. The remaining credit facilities expire in 2012.

Table 9 provides details on Entergy's debt maturities.
Table 9: Entergy Corporation and Subsidiaries Debt Maturity Schedule (g)(h)
(U.S. $ in millions)
Maturities	4Q 2008	4Q 2009	2010	2011-2012	2013+
U. S. Utility	160	219	457	938 (i)	5,103 (i)
Non-Utility Nuclear	21	30	30	59	92
Parent Company and Other Business Segments	-	267	275	3,794 (j)	-
Total	181	516	762	4,791	5,195

(g) Long-term debt, including current portion, reported on a business as usual basis; does not incorporate potential spin-off debt transactions.

(h) Excludes $180 million long-term DOE obligation and $543 million total lease obligations for Waterford 3 and Grand Gulf.

(i) Pursuant to the jurisdictional separation of Entergy Gulf States, Entergy Texas has until December 31, 2010 to repay debt assumed under the debt assumption agreement including $178 million otherwise due in 2011-2012 and $436 million due in 2013+.

(j) $500 million of Entergy Corporation notes are subject to remarketing provisions in November or December 2008 or February 2009. In the event remarketing efforts fail, Entergy will issue shares of stock pursuant to the equity units conversion in February 2009 and retire $500 million of notes. Should the remarketing succeed, Entergy will receive $500 million of cash, issue shares of stock pursuant to the equity units and $500 million of notes will remain outstanding.

Earnings Guidance

Entergy is reaffirming 2008 earnings guidance in the range of $6.50 to $6.90 per share on both as-reported and operational bases on a business as usual basis. Guidance for 2008 does not include a special item for expenses, a portion of which was incurred during the current quarter, anticipated in connection with the plan to pursue separation of Entergy's non-utility nuclear business and to enter into a nuclear services joint venture, both discussed below and in Appendix A. Year-over-year changes are shown as point estimates and are applied to 2007 actual results to compute the 2008 guidance midpoint. Because there is a range of possible outcomes associated with each earnings driver, a range is applied to the calculated guidance midpoints to produce Entergy's guidance ranges for as-reported and operational earnings. 2008 earnings guidance is detailed in Table 10 below.

Table 10: 2008 Earnings Per Share Guidance - As Reported and Operational
(Per share in U.S. $) - Prepared November 2007 (k)
Segment	Description of Drivers	2007 Earnings Per Share	Expected Change	2008 Guidance Midpoint	2008 Guidance Range

Utility, Parent & Other	2007 Operational Earnings per Share	2.74
	Adjustment to normalize weather		(0.11)
	Increased revenue due to sales growth and rate actions		0.35
	Decreased O&M expense		0.10
	Increased depreciation expense		(0.10)
	Decreased interest expense		0.05
	Decreased other income		(0.10)
	Accretion		0.10
	Decreased income taxes/other		0.32
	Subtotal	2.74	0.61	3.35

Entergy Nuclear	2007 Operational Earnings per Share	2.75
	Higher contract and market energy pricing		0.80
	Increased generation from plant acquisition and fewer outages		0.45
	Increased O&M expense		(0.25)
	Increased depreciation expense		(0.12)
	Accretion		0.10
	Increased income taxes/other		(0.33)
	Subtotal	2.75	0.65	3.40

Non-Nuclear Wholesale Assets	2007 Operational Earnings per Share	0.27
	Increased income taxes		(0.32)
	Subtotal	0.27	(0.32)	(0.05)

Consolidated Operational	2008 Operational Earnings per Share	5.76	0.94	6.70	6.50 - 6.90

Consolidated	2007 As-Reported Earnings per Share	5.60
As-Reported	Changes detailed above		0.94
	Nuclear alignment		0.16
	2008 As-Reported	5.60	1.10	6.70	6.50 - 6.90

(k) Updated January 2008 to reflect 2007 final results.

Key assumptions supporting 2008 earnings guidance are as follows:

Utility, Parent & Other

  Normal weather
  Retail sales growth of roughly 2%
  Increased revenue associated with rate actions
  Decreased non-fuel operation and maintenance expense, primarily due to higher discount rate on benefit plans, absence of minimum bill write-offs, and lower storm reserves
  Increased depreciation associated with rate base growth
  Decreased interest expense as a result of receiving proceeds from Louisiana storm financings, net of effects on interest expense of other financings
  Decreased other income due primarily to absence of 2007 carrying costs reflected for storm settlements
  Decreased income taxes associated with absence of the 2007 fourth quarter income tax adjustments

Entergy Nuclear

  41 TWh of total output, reflecting an approximate 94% capacity factor, including 30 day refueling outages at Indian Point 2 in Spring 2008, and FitzPatrick and Vermont Yankee, both in Fall 2008
  91% energy sold under existing contracts; 9% sold into the spot market (Additional sales after guidance was issued increased sold forward position to 92%)
  $54/MWh average energy contract price; $69/MWh average unsold energy price based on published market prices in October 2007
  $22.10/MWh non-fuel operation and maintenance expense/purchased power with increase primarily due to full year of Palisades operation (acquired mid April 2007); $21.30/MWh production cost
  Increased depreciation due to continued investment in nuclear fleet and full year of Palisades operation
  Increased income tax expense associated with absence of the 2007 fourth quarter income tax adjustments, a change in New York state tax law and the step-up in tax basis from restructuring the Indian Point 2 non-qualified decommissioning trust fund

Non-Nuclear Wholesale Assets

  Increased income tax associated with the absence of the 2007 fourth quarter income tax adjustments, favorable resolution of tax audit issues, and benefits associated with project restructurings

Share Repurchase Program

  2008 average fully diluted shares outstanding of approximately 197 million

Special Items

  Absence of 2007 nuclear alignment charge

Earnings guidance for 2008 should be considered in association with earnings sensitivities as shown in Table 8. These sensitivities illustrate the estimated change in operational earnings resulting from changes in various revenue and expense drivers. Utility sales are expected to be the most significant variable for 2008 results for Utility, Parent & Other. At Entergy Nuclear, energy prices are expected to be the most significant driver of results in 2008. Estimated annual impacts shown in Table 11 are intended to be indicative rather than precise guidance.

Table 11: 2008 Earnings Sensitivities
(Per share in U.S. $)
Variable	2008 Guidance Assumption	Description of Change	Estimated Annual Impact (l)
Utility, Parent & Other
Sales growth Residential Commercial/Governmental Industrial	Roughly 2% total sales growth	1% change in Residential MWh sold 1% change in Comm/Govt MWh sold 1% change in Industrial MWh sold	- / + 0.05 - / + 0.04 - / + 0.03
Rate base	Stable rate base	$100 million change in rate base	- / + 0.03
Return on equity	See Appendix C	1% change in allowed ROE	- / + 0.31
Entergy Nuclear
Capacity factor	94% capacity factor	1% change in capacity factor	- / + 0.07
Energy price	9% energy unsold at $69/MWh in 2008	$10/MWh change for unsold energy	- / + 0.12
Non-fuel operation and maintenance expense	$22.10/MWh non-fuel operation and maintenance expense/purchased power	$1 change per MWh	- / + 0.13
Outage (lost revenue only)	94% capacity factor, including refueling outages for three northeast units	1,000 MW plant for 10 days at average portfolio energy price of $54/MWh for sold and $69/MWh for unsold volumes in 2008	- 0.04 / n/a
(l) Based on actual 2007 average fully diluted shares outstanding of approximately 203 million.

VI. Business Separation

On November 3, 2007, Entergy's Board of Directors approved a plan to pursue a separation of the non-utility nuclear business from Entergy's regulated utility business through a tax-free spin-off of the non-utility nuclear business. Enexus Energy Corporation, formerly referred to as SpinCo, will be a new, independent publicly traded company. In addition, Entergy and Enexus intend to enter into a nuclear services joint venture, with equal ownership. EquaGen L.L.C. has been selected as the name for the joint venture.

Progress achieved since the last quarter update includes:

  Key board and leadership positions at Enexus and EquaGen continued to be filled.
  A private letter ruling finding that the spin-off qualifies for tax-free treatment for federal income tax purposes for both Entergy and its shareholders was received from Internal Revenue Service on September 10, 2008.
  Regulatory proceedings continued to advance
    In Vermont, all scheduled procedural matters have been completed and a decision from the Vermont Public Service Board is pending.
    In New York, all scheduled procedural matters have been completed and the ALJs issued notification to all parties that from their review of the submissions, all issues of fact and policy material to the relief requested by petitioners have been thoroughly addressed by the parties, an adequate record for decision is available to the Commission, and no further formal proceedings are warranted.
    A second amendment to the Form 10 filing with the Securities and Exchange Commission was filed on September 12, 2008.
  Syndication efforts were launched at the end of August for a $1 billion Enexus senior secured revolving credit facility, and Enexus obtained over $1 billion of commitment letters.
  Documentation for the offering of pre-spin exchangeable notes by Entergy is substantially complete and Enexus is positioned to launch an offering of its notes at the first opportunity.

The state regulatory decisions and financing are now the critical path. Entergy continues to target receiving regulatory decisions in the fourth quarter. However, due to unprecedented turmoil in the financial markets, it is uncertain whether or not financing fundamental to the spin-off transaction can be effected in the near-term. Entergy and Enexus stand ready to launch the financing when market conditions are favorable for such an issuance.

Additional information on the spin-off including proposed new business structure, leadership teams, business overviews, financial aspirations, and a transaction timeline including regulatory filing status are included in Appendix A of this release.

VII. Appendices

Seven appendices are presented in this section as follows:

  Appendix A includes information on Entergy's plan to separate the non-utility nuclear business from Entergy's regulated utility business through a tax-free spin-off of the non-utility nuclear business.
  Appendix B includes earnings per share variance analysis and detail on special items that relate to the current quarter and year-to-date periods.
  Appendix C provides information on selected pending local and federal regulatory cases.
  Appendix D provides financial metrics for both current and historical periods. In addition, historical financial and operating performance metrics are included for the trailing eight quarters.
  Appendix E provides a summary of planned capital expenditures for the next three years.
  Appendix F provides definitions of the operational performance measures and GAAP and non-GAAP financial measures that are used in this release.
  Appendix G provides a reconciliation of GAAP to non-GAAP financial measures used in this release.

Appendix A provides information on Entergy's planned spin-off of its non-utility nuclear business.
Appendix A: Spin-off of Non-Utility Nuclear Business

The announced spin-off of Entergy's non-utility nuclear business will establish a new independent, publicly traded company. Enexus Energy Corporation has been selected as the name of the new company. In addition, Entergy and Enexus intend to enter into a nuclear services joint venture, with equal ownership. EquaGen L.L.C. has been selected as the name for the joint venture. Below are transaction details and other information on Entergy, Enexus and EquaGen.

New Business Structure

Once the transaction is complete, Entergy Corporation's shareholders will own 100 percent of the common equity in both Entergy and Enexus. Enexus' business is expected to be comprised of the non-utility nuclear assets, including the Pilgrim Nuclear Station in Plymouth, Mass., the James A. FitzPatrick and Indian Point Energy Center plants in Oswego and Buchanan, N.Y., respectively, the Palisades plant in Covert, Mich., and the Vermont Yankee plant in Brattleboro, Vt., and a power marketing operation. Entergy's business will be comprised of the current six regulated utility operating subsidiaries, System Energy Resources, Inc., the related services subsidiaries System Fuels, Inc., Entergy Operations, Inc. and Entergy Services, Inc., and the remaining Entergy subsidiaries. The newly created joint venture, EquaGen, is expected to operate the nuclear assets owned by Enexus. EquaGen is also expected to offer nuclear services to third parties, including decommissioning, plant relicensing and plant operations for Cooper Nuclear Station and others.

The joint venture operating structure for Enexus ensures that the core nuclear operations expertise currently in place at each of the non-utility nuclear plants will remain after the spin-off.  Entergy Nuclear Operations, Inc., the current NRC-licensed operator of the non-utility nuclear plants, is expected to be wholly-owned by EquaGen and will remain the operator of the plants after the separation. Entergy Operations, Inc., the current NRC-licensed operator of Entergy's utility nuclear plants, will also remain in place as a wholly-owned subsidiary of Entergy and will continue to be the operator of the utility nuclear plants.  The decision to retain the existing operators for the nuclear stations reflects Entergy's commitment to maintaining safety, security and operational excellence.

Leadership Team

The Entergy Board of Directors has approved certain elements of the leadership structure and designated individuals who will fill key board and management roles. The EquaGen Board of Managers will be comprised of equal membership from both Entergy and Enexus. Efforts continue to fill out the remaining leadership roles of both Enexus and EquaGen.

Brief Overview of Each Business

After completion of the business separation, Entergy will consist of the current six electric utility subsidiaries in four contiguous states with generating capacity of more than 22,000 megawatts and 15,000 miles of transmission lines. Entergy will be a customer service-focused electric and gas utility with a unique growth opportunity through its portfolio transformation strategy that benefits customers. The company will deliver electricity to 2.7 million customers in Arkansas, Louisiana, Mississippi, and Texas and will remain headquartered in New Orleans, LA.

Enexus is expected to own nearly 5,000 megawatts of nuclear generation, most of which is located in the northeastern United States. This location has some of the highest average regional power prices in the United States both today and expected into the future through at least 2020. Enexus will be uniquely positioned to provide to the region the only pure-play, emission-free nuclear generation. The company will be headquartered in Jackson, Miss.

EquaGen is expected to be owned 50 percent each by Entergy and Enexus, and expected to have operating responsibility for Enexus' nuclear fleet. As a premier nuclear operator, the joint venture will have broad nuclear experience building and operating boiling and pressurized water reactor technologies. EquaGen is expected to be uniquely positioned to grow through offerings of nuclear operating expertise, as well as ancillary nuclear services to third parties, including plant decommissioning and relicensing. The company will be headquartered in Jackson, Miss.

Financial Aspirations

The companies will continue to aspire to deliver superior value to owners as measured by total shareholder return. The companies believe top-quartile shareholder returns are achieved by growing earnings, delivering returns at or above the risk-adjusted cost of capital, maintaining credit quality and flexibility, and deploying capital in a disciplined manner, whether for new investments, share repurchases, dividends or debt retirements.

Financial aspirations through 2012 include the following:

Top-quartile total shareholder return:

  Entergy: 6-8% annual earnings per share growth, a 70 to 75% dividend payout ratio target, and capacity for a new share repurchase program targeted at $2.5 billion, $0.5 billion of which has already been authorized by the Entergy Board of Directors, with the balance to be authorized and to commence following completion of spin-off
  Enexus: $2 billion in earnings before interest, income taxes, depreciation and amortization and interest and dividend income (EBITDA), a non-GAAP financial measure defined in Appendix F, for the existing non-utility nuclear fleet portfolio by 2012, assuming an average power price on open positions of roughly $95/MWh, generating cash flow for investment capacity and/or distributions through share repurchases in the range of $0.5 billion to $1 billion annually

Credit quality and flexibility to manage risk and act on opportunities:

  Entergy: investment grade credit with a lower risk profile
  Enexus: strong merchant credit, relative to others (subject to market terms and conditions, Enexus expects to execute roughly $4.5 billion of debt financing)

The amount of repurchases may vary as a result of material changes in business results or capital spending or new investment opportunities.

2012 aspirations can be considered in association with financial sensitivities as shown in Table 12. These sensitivities illustrate the estimated change in aspiration resulting from changes in aspiration drivers. Estimated impacts shown in Table 12 are intended to be illustrative.
Table 12: 2012 Financial Sensitivities
Aspiration	2012 Aspiration Assumption	Drivers	Estimated Annual Impact
Entergy			(Per share in U.S. $) (m)

Earnings growth	6 - 8% earnings per share CAGR; 50% from $2.5 billion post-spin share repurchase program and balance from Utility organic growth

1% sales growth
$100 million/year investment in service
1% change in allowed ROE
1% change in non-fuel operation and
  maintenance expense
$100 million change in debt
$500 million share repurchase post-spin

- / + 0.12 + 0.03 - / + 0.31 - / + 0.06 - / + 0.02 +0.12 - 0.15

Enexus			(EBITDA in U.S. $; millions)
EBITDA	$2 billion EBITDA	+0 - 1,500 Btu/KWh heat rate expansion +$0 - 30/ton CO2 +$0 - 4/kW-mo. capacity price - / + $0 - 2/MMBtu change in gas price	Up to 400 Up to 600 Up to 200 Down/Up to 600
	$0.5 - $1 billion annual share repurchase and/or investment capacity	$1 billion investment, assuming 40-year life and 13% weighted average cost of capital	+ 200
(m) Based on estimated 2008 average fully diluted shares outstanding of approximately 197 million.

Transaction Timing

The state regulatory decisions and financing are now the critical path. Entergy continues to target receiving regulatory decisions in the fourth quarter. However, due to unprecedented turmoil in the financial markets, it is uncertain whether or not financing fundamental to the spin-off transaction can be effected in the near-term. Entergy and Enexus stand ready to launch the financing when market conditions are favorable for such an issuance. The transaction is expected to close on a month end. The transactions are subject to various approvals, outlined in the following table. Final terms of the transactions and spin-off completion are subject to the subsequent approval of the Entergy Board of Directors. Citigroup and Goldman Sachs are serving as Entergy's financial advisors in this process.
Proceeding	Pending Regulatory Approvals - Spin-Off of Non-Utility Nuclear Business
Nuclear Regulatory Commission	The NRC approved ENO's application on July 28, 2008. The approval remains effective until July 28, 2009, at which time ENO could seek to extend the effective period.

Vermont Public Service Board

Request: On January 28, 2008, pursuant to 30 V.S.A. Sections 107, 108, 231 and 232, Entergy Nuclear Vermont Yankee, L.L.C. (EVY) and ENO requested approval from the Vermont Public Service Board (VPSB) for the indirect transfer of control, consent to pledge assets, guarantees and assignments of contracts, amendment to Certificate of Public Good (CPG) to reflect name change, replacement of guaranty and substitution of a credit support agreement.
Recent Activity: Hearings were completed and final reply briefs were filed on August 20, 2008. The fundamental positions of the parties remain essentially unchanged with opposition to the spin-off coming from the Department of Public Service, and support for the spin-off coming from the Vermont Utilities.
Next Steps: All scheduled procedural steps have been completed and a decision from the VPSB is now pending.
Other Background: Under Vermont law, approval requires a finding that actions promote the general good of the state. In accordance with the VPSB scheduling order, testimony has been filed and the discovery process is complete. Two days of technical hearings were held on July 29 & 30, 2008. Also, Senate bill S373, legislation that would have required Entergy to over fund the decommissioning trust fund for Vermont Yankee before the VPSB could issue a CPG approving the spin-off transaction, was passed by the Vermont legislature but subsequently vetoed by the governor of Vermont.

New York Public Service Commission

Request: On January 28, 2008, pursuant to New York State Public Service Law ( NYPSL) Sections 69 and 70, Entergy Nuclear Fitzpatrick, L.L.C. (ENFP), Entergy Nuclear Indian Point 2 and 3, L.L.C. (ENIP2 & 3), ENO and corporate affiliate Enexus (formerly referred to as NewCo and SpinCo) filed a petition with the New York Public Service Commission (NYPSC) requesting a declaratory ruling regarding corporate reorganization or in the alternative an order approving the transaction and an order approving debt financing. Petitioners also requested confirmation that the corporate reorganization will not have an impact on ENFP's, ENIP2 & 3's, and ENO's status as lightly regulated entities, given they will continue to be competitive wholesale generators.
Recent Activity: The reply comment period established by the ALJs expired on September 29, 2008. The fundamental positions of the all parties remain essentially unchanged with opposition to the spin-off coming from the Attorney General of New York and Westchester County, New York. Support for the spin-off, conditioned on specific financial parameters, has come from the staff of the NYPSC. On October 23, 2008, the ALJs issued notification to all parties that from their review of the submissions, all issues of fact and policy material to the relief requested by Petitioners have been thoroughly addressed by the parties, an adequate record for decision is available to the Commission, and no further formal proceedings are warranted.
Next Steps: The ALJs will submit a recommendation to the NYPSC with respect to the transaction.
Other Background: Entergy requested that the NYPSC consider the spin-off transaction consistent with a lightened regulatory regime for wholesale generators in New York, including owners and operators of nuclear generating facilities, under which PSL 70 review of changes in ownership is not required. Approval under Section 70 of the NYPSL requires a finding that actions are in the public interest. Three parties filed comments in response to Entergy's petition, and several other parties also requested to be added to the service list for the proceeding. In response to Entergy's petition, in an order dated May 23, 2008, the NYPSC declined to issue a declaratory ruling approving the transaction and to consider the transaction as one consistent with lightly-regulated generators under PSL 70. In its order, the commission noted that these nuclear plants "are crucial to the adequacy of generation supply within New York" and as such additional proceedings were deemed necessary. The NYPSC established a 60 day discovery period, which initially expired on July 22, 2008, but was extended for a short period by the two assigned Administrative Law Judges (ALJs) who are overseeing the proceeding. The ALJs issued a ruling on July 23, 2008 that extended the discovery process, and established an initial comment period and a reply comment period. At the conclusion of this process, the ALJs determined that an evidentiary hearing was not required.

Federal Energy Regulatory Commission	FERC approved the ENO application on June 12, 2008. The approval remains effective for a reasonable period of time assuming the proposed transaction is not materially altered.

Securities and Exchange Commission

Request/Recent Activity: A second amendment to the Form 10 was filed on September 12, 2008. The SEC comments to date have related primarily to accounting and disclosure items.
Next Steps: A third amendment to the Form 10 is expected to be filed in the fourth quarter. The SEC is expected to ultimately declare the filing effective shortly before the spin-off is consummated.
Other Background: Pursuant to Section 12 of the 34 Exchange Act, a Form 10 information statement is required to be filed to register securities with the Securities and Exchange Commission (SEC). The Form 10 is furnished in connection with the distribution by Entergy to its common shareholders of all of the shares of the common stock of Enexus. The information statement will describe the distribution in detail and will contain information about Enexus, its business, financial condition and operations. The Form 10 is subject to review and comments by the SEC staff and will need to be declared effective prior to the distribution. The Form 10 was initially filed on May 12, 2008, with the first amendment filed on July 31, 2008.

Appendices B-1 and B-2 provides details of third quarter and year-to-date 2008 vs. 2007 earnings variance analysis for "Utility, Parent & Other," "Competitive Businesses," and "Consolidated."

Appendix B-1: As-Reported Earnings Per Share Variance Analysis
Third Quarter 2008 vs. 2007
(Per share in U.S. $, sorted in consolidated
Column, most to least favorable)	Utility,		Competitive
	Parent & Other		Businesses		Consolidated
2007 earnings	1.52		0.78		2.30
Income taxes - other	0.34	(n)	(0.11)	(o)	0.23
Other operation & maintenance expense	0.03		0.05	(p)	0.08
Interest expense and other charges	0.08	(q)	(0.01)		0.07
Share repurchase effect	0.04		0.02		0.06
Other income (deductions)	0.01		0.03		0.04
Preferred dividend requirements	0.01		-		0.01
Decommissioning expense	(0.01)		(0.01)		(0.02)
Taxes other than income taxes	(0.03)		-		(0.03)
Nuclear refueling outage expense	(0.02)		(0.02)		(0.04)
Depreciation/amortization expense	(0.06)	(r)	(0.01)		(0.07)
Net revenue	(0.36)	(s)	0.25	(t)	(0.11)
Interest and dividend income	(0.08)	(u)	(0.03)		(0.11)
2008 earnings	1.47		0.94		2.41

Appendix B-2: As-Reported Earnings Per Share Variance Analysis
Year-to-Date 2008 vs. 2007
(Per share in U.S. $, sorted in consolidated
Column, most to least favorable)	Utility,		Competitive
	Parent & Other		Businesses		Consolidated
2007 earnings	2.54		2.09		4.63
Net revenue	(0.12)	(s)	1.30	(t)	1.18
Share repurchase effect	0.08	(v)	0.09	(v)	0.17
Interest expense and other charges	0.07	(q)	0.02		0.09
Income taxes - other	0.32	(n)	(0.28)	(o)	0.04
Preferred dividend requirements	0.02		-		0.02
Other income (deductions)	(0.01)		0.02		0.01
Taxes other than income taxes	0.01		(0.03)		(0.02)
Decommissioning expense	(0.01)		(0.04)		(0.05)
Nuclear refueling outage expense	(0.03)		(0.07)	(w)	(0.10)
Depreciation/amortization expense	(0.07)	(r)	(0.07)	(x)	(0.14)
Interest and dividend income	(0.06)	(u)	(0.14)	(y)	(0.20)
Other operation & maintenance expense	(0.18)	(z)	(0.12)	(p)	(0.30)
2008 earnings	2.56		2.77		5.33

Utility Net Revenue Variance Analysis 2008 vs. 2007 ($ EPS)
Third Quarter		Year-to-Date
Sales growth/pricing	(0.14)	Sales growth/pricing	(0.04)
Storm effect	(0.14)	Storm effect	(0.14)
Weather	(0.07)	Weather	(0.03)
Other	(0.01)	Other	0.09
Total	(0.36)	Total	(0.12)
  The decrease in income taxes in the quarter and year-to-date periods resulted primarily from recording the liquidation of Entergy Power Generation.
  The increase in income taxes in the quarter resulted primarily from the redemption of an investment at the Non-Utility Wholesale Assets business. The year-to-date increase also reflects the absence of the positive benefit of the resolution of tax audit issues in the year-to-date 2007 period. The effect of a change in Massachusetts state tax law in third quarter 2008 offset the effect of a comparable New York change in 2007.
  The lower quarter expense was due primarily to lower administrative and general expenses and is offset by incremental Palisades spending (acquired in April 2007) on a year-to-date basis.
  The decrease reflects lower rates on borrowings by Entergy Corporation.
  The increase in the quarter and year-to-date periods is due primarily to the absence in the current period of an adjustment to depreciation in third quarter 2007 made in connection with storm recovery settlements.
  The decrease in the quarter is due primarily to the effects of milder-than-normal weather in both billed and unbilled periods and lower usage related to hurricanes Gustav and Ike outages. On a year-to-date basis, regulatory actions and prior period sales growth partially offset the third quarter decrease.
  The increase in the quarter is due primarily to higher revenues at Entergy Nuclear from higher pricing while the increase in the year-to-date period is due to increased revenues from higher pricing, higher production due to fewer outage days and the addition of the Palisades plant acquired in April 2007.
  The decrease in the quarter is due primarily to the absence of carrying charges recorded in the prior year in connection with storm recovery settlements and lower earnings on nuclear decommissioning trust investments in the current period and year-to-date period also.
  Reflects accretion associated with Entergy's share repurchase program.
  The increase reflects the amortization of expenses for more planned refueling outages compared to the year-to-date period in 2007, including Palisades' first refueling outage in fourth quarter 2007.
  The increase in the year-to-date period is due to the inclusion of Palisades, as well as increased plant in service.
  The decrease is due primarily to impairments recorded on decommissioning investments at Entergy Nuclear, including an additional impairment in third quarter 2008.
  The increase is primarily due to nuclear spin-off related expenses recorded at Parent, increased charges for storm damages at EAI, net of expense diverted to storm restoration, and the absence of the 2007 write-off of minimum bill credits at Entergy New Orleans and Entergy Louisiana.

  Appendix B-3 lists special items by business with quarter-to-quarter and year-to-date comparisons. Amounts are shown on both earnings per share and net income bases. Special items are those events that are less routine, are related to prior periods, or are related to discontinued businesses. Special items are included in as-reported earnings per share consistent with generally accepted accounting principles (GAAP), but are excluded from operational earnings per share. As a result, operational earnings per share is considered a non-GAAP measure.
Appendix B-3: Special Items (shown as positive / (negative) impact on earnings)
Third Quarter and Year-to-Date 2008 vs. 2007
(Per share in U.S. $)
	Third Quarter			Year-to-Date
	2008	2007	Change	2008	2007	Change
Utility, Parent & Other
Non-utility nuclear spin-off expenses	(0.09)	-	(0.09)	(0.18)	-	(0.18)
Total Utility, Parent and Other	(0.09)	-	(0.09)	(0.18)	-	(0.18)
Competitive Businesses
Entergy Nuclear	-	-	-	-	-	-
Non-Nuclear Wholesale Assets	-	-	-	-	-	-
Total Competitive Businesses	-	-	-	-	-	-
Total Special Items	(0.09)	-	(0.09)	(0.18)	-	(0.18)

(U.S. $ in millions)
	2008	2007	Change	2008	2007	Change
Utility, Parent & Other
Non-utility nuclear spin-off expenses	(17.1)	-	(17.1)	(35.3)	-	(35.3)
Total Utility, Parent and Other	(17.1)	-	(17.1)	(35.3)	-	(35.3)
Competitive Businesses
Entergy Nuclear	-	-	-	-	-	-
Non-Nuclear Wholesale Assets	-	-	-	-	-	-
Total Competitive Businesses	-	-	-	-	-	-
Total Special Items	(17.1)	-	(17.1)	(35.3)	-	(35.3)

  Appendix C provides a summary of selected regulatory cases and events that are pending.

Appendix C: Regulatory Summary Table
Company/ Proceeding	Authorized ROE	Pending Cases/Events
Retail Regulation
Entergy Arkansas	9.9%

  Recent activity: Oral arguments in EAI's rate case appeal are scheduled for November 19, 2008. In its appeal, EAI sought to reverse the APSC's decision on a number of issues.
  Background: EAI's base rates and Rider ECR have been in effect since 1998. In December 2005, EAI provided notice of its intent to terminate participation in the Entergy System Agreement, following a final order from FERC establishing terms under which EAI is required to make payments to other operating companies to achieve rough production cost equalization. On August 25, 2006, EAI filed a rate case requesting a $150 million increase based on a June 30, 2006 test year using an 11.25% ROE. The rate increase was revised to $106.5 million on rebuttal primarily to remove a plant acquisition included in the initial filing. The APSC order called for a $5.1 million rate reduction, 9.9% ROE and a hypothetical common equity level lower than EAI's actual capital structure. The base rate change was implemented August 29, 2007. Among other actions, the APSC approved retention through December 31, 2008 of the ECR rider for fuel and purchased power recovery and a PCA or production cost allocation rider to recover System Agreement rough production cost equalization payments. The APSC also approved implementation of an Annual Earnings Review process to be developed. EAI filed an appeal of the rate case order, following earlier denial of EAI's request for rehearing on its case, and the briefing process in the appeal is complete. Also, following further testimony and hearings, the APSC issued a consolidated order on December 21, 2007 addressing issues pending in several dockets. As a result of lack of consensus, the Annual Earnings Review process was not approved. EAI may petition for extraordinary storm damage financial relief, and the automatic sunset provision for the ECR and PCA riders was replaced with an 18 month advance notice provision for any potential future termination, following APSC notice and hearing. AEEC and the Attorney General filed an appeal of the consolidated order, following the APSC's denial of their request for rehearing.

  Storm cost recovery: EAI's restoration cost estimate for hurricanes Gustav and Ike is $24 to $35 million. Compounded with the effects of other storms earlier in the year, on October 15, 2008, EAI filed to implement a temporary surcharge from January through December 2009 in the amount of $26 million to recover storm restoration expense in excess of the $14.4 million reflected in rates. Storm-related capital costs are not included. EAI's filing proposed the underlying costs would be subject to audit and an earnings review, with any over-earnings to be applied to the deferral balance. EAI also plans to file an update of storm restoration expenses incurred through December 31, 2008 and true-up any accrued expenses following the year-end closing, with a revised rider to take effect July 2009 for any necessary changes. EAI requested that the APSC establish a procedural schedule that would allow resolution of the surcharge, no later than December 23, 2008. On October 9, 2008, EAI and other utilities filed to withdraw from the joint storm cost recovery and storm reserve accounting proceeding initiated on June 6, 2008, and instead participate in the new docket established by the APSC regarding innovative regulatory methods, including storm recovery.
  Background: As a result of the rate case order, EAI was required to discontinue storm reserve accounting and is now subject to an annual $14.4 million budget for allowed storm recovery by the APSC. In its December consolidated order, the APSC indicated that it was open to consideration of alternative extraordinary storm restoration cost methodologies that are both fair and reasonable to rate payers and in the public interest, prompting the filings.

  Ouachita acquisition: EAI closed on the Ouachita acquisition on September 30, 2008.
  Background: In July 2007, EAI concluded negotiations with Cogentrix to acquire the Ouachita Power Facility, a 798MW load-following CCGT at a purchase price of $210 million assuming a December 31, 2008 close, or $325/kW including planned fossil upgrades, contingencies and transaction cost estimated at $46 million, but excluding potential transmission upgrades. EAI requested approval to sell one-third of the plant output to EGSL on a long-term basis under a separate agreement.

Entergy Texas	10.95%

  Recent activity: On October 23, 2008, the PUCT heard oral arguments regarding ETI's non-unanimous settlement (NUS) agreement approved by the ALJs and deferred further action until the next meeting on November 5, 2008. The black box settlement calls for a $59.5 million two-step base rate increase, among other details, with the first-step to be effective for the first billing cycle of November 2008, and for ETI to file its next rate case by December 31, 2009.
  Background: On September 26, 2007, ETI filed a rate case consisting of three major requests for relief: a $64.3 million base rate increase, a $43.2 million request for various riders, and a fuel reconciliation for the period January 2006 through March 2007 in the amount of $858 million. The rate case is based on a March 31, 2007 test year using an 11% ROE. Two competing NUS agreements were ultimately introduced. ETI has operated under a base rate freeze since 1999. Legislation subsequently enacted in June 2005 extended the base rate freeze to mid 2008 but also allowed ETI to file for rate relief through riders for incremental capacity costs (IPCR) and transition costs. In December 2005, the PUCT approved the recovery of $18 million annual capacity costs, subject to reconciliation from September 2005. On January 23, 2008, an agreement was filed with the PUCT to increase the IPCR to $21 million and to add a surcharge for $10.3 million of unrecovered costs. In June 2006, the PUCT approved a settlement in the Transition to Competition Cost recovery case, allowing ETI to recover $14.5 million per year in TTC costs over a 15-year period.

  Qualified Power Region: In January 2008, ETI and SPP met to begin the study directed by the PUCT. Four teams were created to work on the key elements. The study is expected to be submitted in the November 2008 timeframe, along with updated SERC and ERCOT studies. Potential resolution is not likely until early 2009.
  Background: In December 2006, ETI filed a Transition to Competition plan with the PUCT, proposing ETI join ERCOT as it represents the most viable path to full customer choice. To support a PUCT decision on the appropriate qualified power region, in October and November 2007, the PUCT issued orders in ETI's Transition to Competition case requiring further studies and approving Southwest Power Pool's (SPP) plan to develop information similar to that prepared by ERCOT and requiring an updated analysis of the benefits of remaining in the Southeastern Reliability Council (SERC). In May 2008, the PUCT issued an order directing ERCOT to update its study.

  Storm cost recovery: ETI's restoration cost estimate for Hurricane Ike is $435 to $510 million. ETI expects to initiate its storm proceeding in the spring of 2009, given the need to obtain new securitization legislaton. To the extent not covered by insurance, ETI expects to pursue storm recovery via securitization for which new legislation must be approved in the Texas legislative session commencing in January 2009. ETI also anticipates pursuing Community Development Block Grant (CDBG) funding.

Appendix C: Regulatory Summary Table (continued)
Company/ Proceeding	Authorized ROE	Pending Cases/Events
Retail Regulation
Entergy Gulf States Louisiana	9.90% - 11.40%

  Recent activity: On August 25, 2008, EGSL filed to implement rates subject to refund effective for the first billing cycle of September and on September 29, 2008, filed to implement a further increase for the Ouachita acquisition. The August 25, 2008 filing indicated a 9.23% ROE, which is below the allowed bandwidth. The $5.6 million revenue deficiency is partially offset by $4.1 million reduced capacity cost recovery. The Ouachita acquisition adds $16 million. The LPSC Staff continues to review the filing.
  Background: In March 2005, the LPSC approved a Global Settlement which established an FRP with a 10.65% ROE midpoint and a +/- 75 basis point bandwidth and a recovery mechanism for Commission approved capacity additions. Earnings outside the bandwidth are allocated 60% to customers and 40% to the company. The 2006 test year filing was the third of three approved filings by the LPSC. The FRP may be extended by mutual agreement of EGSL and the LPSC, and the parties agreed to extend the FRP one additional year.

  Storm Cost Recovery: EGSL's restoration cost estimate for hurricanes Gustav and Ike is $275 to $325 million. In lieu of seeking interim recovery, on October 9, 2008, EGSL accessed $85 million of storm reserves funded by securitized debt proceeds. On October 15, 2008, the LPSC approved EGSL's request to defer and accrue carrying cost on unrecovered storm expenditures during the period the company seeks regulatory recovery. The approval was without prejudice to the ultimate resolution of the total amount of prudently incurred storm cost or final carrying cost rate. EGSL expects to initiate its storm proceeding in the first quarter of 2009. New securitization legislation is not needed, as existing legislation extends to Gustav and Ike. EGSL also anticipates pursuing CDBG funding. On August 26, 2008, EGSL received proceeds from the debt issuance by the Louisiana Utilities Restoration Corporation in the amount of $275 million to fund storm costs, storm reserves and issuance costs of $185, $87 and $3 million, respectively.
  Background: On August 1, 2007, the LPSC approved the balance of storm restoration costs for hurricanes Katrina and Rita recovery and established a reserve for future storms, both to be securitized in the same amounts. In May 2006, EGSL completed the $6 million interim recovery of storm costs through the fuel adjustment clause pursuant to the LPSC order. Beginning in September 2006, interim recovery shifted to the FRP at the rate of $0.85 million per month. Interim recovery and carrying charges continued until the storm financing process was complete.

  Ouachita acquisition: On September 30, 2008, EAI closed on the Ouachita acquisition. EGSL previously received the necessary approvals for its long-term purchase of one-third of the plant output.
  Background: In July 2007, EAI concluded negotiations with Cogentrix to acquire the Ouachita Power Facility. EGSL expects to purchase one-third of the plant output from EAI on a long-term basis under a separate agreement.

Entergy Louisiana	9.45% - 11.05%

  Recent activity: On August 25, 2008, ELL filed to implement rates subject to refund effective for the first billing cycle of September. The August 25, 2008 filing indicated a 9.14% ROE, which is below the allowed bandwidth. The new rates reflect a $4.3 million revenue deficiency plus $12.6 million of increased capacity cost recovery. ELL also continues to seek resolution of its 2006 test year FRP filing, including extraordinary customer loss recovery, and a hearing was conducted at the end of September.
  Background: In May 2005, the LPSC approved a settlement reestablishing the Company's FRP with a 10.25% ROE midpoint and a +/- 80 basis point bandwidth and a recovery mechanism for Commission-approved capacity additions. Earnings outside the bandwidth are allocated 60% to customers and 40% to the company. The 2007 test year filing is the third of three approved filings by the LPSC. The FRP may be extended by the mutual agreement of ELL and the LPSC. ELL's 2006 test year filing made in May 2007 indicated a 7.6% ROE. On September 27, 2007, ELL implemented an $18.4 million increase, subject to refund, $23.8 million representing a 60% adjustment to reach the bottom of the FRP band, net of $5.4 million for reduced capacity cost recovery. The LPSC allowed ELL to defer the difference between the $39.8 million requested for unrecovered fixed costs for extraordinary customer losses associated with Hurricane Katrina and the $23.8 million 60% adjustment as a regulatory asset, pending ultimate LPSC resolution of the 2006 FRP filing. On October 29, 2007, ELL implemented a $7.1 million FRP decrease which is primarily due to the reclassification of certain franchise fees from base rates to collection via a line item on customer's bills pursuant to an LPSC General Order. ELL continued to pursue extraordinary customer losses in its 2007 test year filing by submitting a second scenario of the filing reflecting unrecovered fixed costs.

  Storm Cost Recovery: ELL's restoration cost estimate for hurricanes Gustav and Ike is $240 to $285 million. In lieu of seeking interim recovery, on October 9, 2008, ELL accessed $134 million of storm reserves funded by securitized debt proceeds. On October 15, 2008, the LPSC approved ELL's request to defer and accrue carrying cost on unrecovered storm expenditures during the period the company seeks regulatory recovery. The approval was without prejudice to the ultimate resolution of the total amount of prudently incurred storm cost or final carrying cost rate. ELL expects to initiate its storm proceeding in the first quarter of 2009. New securitization legislation is not needed, as existing legislation extends to Gustav and Ike. ELL also anticipates pursuing CDBG funding. On July 29, 2008, ELL received proceeds from the debt issuance by the Louisiana Utilities Restoration Corporation in the amount of $679 million to fund storm costs, storm reserves and issuance costs of $524, $152 and $3 million, respectively.
  Background: On August 1, 2007, the LPSC approved the balance of storm restoration costs for hurricanes Katrina and Rita recovery and established a reserve for future storms, both to be securitized in the same amounts. In April 2006, ELL completed the $14 million interim recovery of storm costs through the fuel adjustment clause pursuant to the LPSC order. Beginning in September 2006, interim recovery shifted to the FRP at the rate of $2 million per month. Interim recovery and carrying charges continued until the storm financing process was complete.

  Little Gypsy Repowering: The Louisiana Department of Environmental Quality certified that the filing made in June for a limited reopening of the air permit is complete. A decision on the MACT determination is expected by first quarter 2009. ELL made its first quarterly monitoring plan filing at the end of July and on October 16, 2008 supplemented and resumed its Phase II proceeding. Phase II seeks approval for cash earnings on CWIP, the procedure to synchronize permanent base rate recovery when the project is placed in service and to allocate one-third of the project to EGSL.

Appendix C: Regulatory Summary Table (continued)
Company/ Proceeding	Authorized ROE	Pending Cases/Events
Retail Regulation

Entergy Louisiana		Background: Little Gypsy is a 538MW resource that will be repowered to utilize CFB technology relying on a dual-fuel approach (petroleum coke and coal), a much needed solid-fuel baseload resource that can reduce Louisiana customers' dependence on natural gas. The initial cost estimate was $1.55 billion with an early 2012 projected in-service date. On November 8, 2007, the LPSC voted unanimously to approve ELL's request to repower Little Gypsy, subject to a number of conditions, including the development and approval of a construction monitoring plan. This approval cleared the way for ELL to order vital equipment, such as boiler and piping components, so that components can be manufactured to keep the project on schedule. As a result, in January 2008, ELL finalized the terms of a target cost EPC contract with the Shaw Group. On December 21, 2007, ELL initiated the Phase II proceeding seeking cash earnings on CWIP and approval for the procedure to synchronize permanent base rate recovery when the project is placed in service, via an FRP or base rate filing. This proceeding was suspended temporarily to allow ELL to develop an updated project cost estimate and schedule to account for a delay resulting from the need to conduct additional environmental analysis. On May 30, 2008, ELL filed for a limited reopening of the air permit for the additional layer of environmental analysis (Maximum Achievable Control Technology application) resulting from a federal court decision in February unrelated to the project. Based on the additional analysis requirement, ELL now estimates construction could commence by mid-year 2009 and result in a targeted in service date by mid-year 2013. The total cost estimate now stands at $1.76 billion.

  Waterford 3 Steam Generator Replacement: A procedural schedule was established on July 31, 2008 calling for an LPSC decision at its business and executive session on December 10, 2008. Just before hearings were set to begin, LPSC Staff and ELL jointly requested a continuance pending settlement discussions in progress. Parties are generally supportive of the request to proceed, with some differences in detailed approach.
  Background: On June 26, 2008, ELL petitioned the LPSC to replace two steam generators, the reactor vessel closure head and control drive mechanisms, at an expected cost of $511 million. The petition seeks relief in two phases. Phase I seeks certification within 120 days that the public convenience and necessity would be served by undertaking this project. Among other relief requested, ELL is also seeking approval for the procedure to synchronize permanent base rate recovery when the project is placed in service, via an FRP or base rate filing. In its Phase II filing, ELL will seek cash earnings on CWIP. Due to careful maintenance, Waterford 3 is one of the last nuclear plants of its type to have to replace its steam generators. Of the 14 plants in the U.S. with similar pressurized water reactor designs, only one other plant has not replaced the equipment already. Replacing the reactor vessel closure head and control element drive mechanisms at the same time allows ELL to do the work more efficiently and economically. The long-lead time to design, manufacture and transport some of the required equipment to the site requires approval now in order to perform the project in 2011

Entergy Mississippi	9.46% - 12.24%

  Recent activity: None. MPSC approval of Mississippi Public Utilities Staff (MPUS) settlement is pending.
  Background: EMI has been operating under a FRP last approved in December 2002. The FRP allows the company's earned ROE to increase or decrease within a bandwidth with no change in rates. Earnings outside the bandwidth are allocated 50% to customers and 50% to the company, but on a prospective basis only. The plan also provides for performance incentives that can increase or decrease the benchmark ROE by as much as 100 basis points. On March 14, 2008, EMI made its 2007 test year FRP filing indicating an earned ROE of 9.42% compared to a 12.34% mid-point ROE, including 92 basis points for performance incentives (band is 11.08% - 13.6%). The filing called for an annual revenue increase of $10.1 million. On June 20, 2008, EMI reached a settlement with the MPUS, resulting in a $3.775 million rate increase, subject to MPSC final approval. In December 2005, the MPSC approved the purchase of the Attala facility and ordered interim recovery. In October 2006, the MPSC approved EMI's filing to revise the Power Management Rider Schedule to extend beyond 2006 recovery of EMI's Attala costs, effective for bills on/after January 1, 2007.

Storm Cost Recovery: EMI's restoration cost estimate for Hurricane Gustav is $10 to $15 million. As of the end of September, EMI had $32 million of storm reserves funded by securitized debt proceeds. EMI is in the process of evaluating whether the storm restoration costs will meet the threshold to draw upon the reserves.
Entergy New Orleans	10.75%

  Recent activity: Pursuant to the 2006 rate agreement, ENOI filed its required rate case on July 31, 2008. The filing includes a Period I (12/31/07) and Period II (Pro forma 12/31/08) test year case. ENOI proposes to reduce electric rates by approximately $23 million and increase gas base rates by $9.1 million. The electric reductions include $12.3 million through the fuel adjustment clause to realign Grand Gulf non-fuel operations and maintenance recovery to base rates and $10.6 million to convert the voluntary recovery credit to a permanent reduction. The rate case proposes an 11.75% ROE. A decision on the merits is expected within nine months from the date of filing.
  Background: Prior to Hurricane Katrina, ENOI operated under a FRP with a ROE mid-point of 10.75%, a 45% hypothetical equity ratio, and electric and gas ROE bandwidths of 100 and 50 basis points, respectively. In October 2006, the City Council of New Orleans (CCNO) unanimously approved a settlement agreement with ENOI that called for a phased-in rate increase to ensure the company's ability to focus on restoration of the gas and electric systems, and created a $75 million storm reserve via a storm reserve rider beginning in March 2007, to be funded over a ten year period, that positions ENOI to pay for future hurricane damage. When fully implemented on January 1, 2008, electric base rates increased by $3.9 million and gas base rates by $11.0 million. Grand Gulf fuel adjustment clause recovery was also retained. Absent extraordinary circumstances, there will be no further base rate adjustments until April 2009. The order allows ENOI to seek reinstatement of an appropriate FRP following the resetting of rates in 2009. With New Orleans' recovery also taking place faster than expected, in December 2007, ENOI announced a voluntary plan to return an estimated $10.6 million to customers through a 6.15% base rate credit on electric bills.

  Storm Cost Recovery: ENOI's restoration cost estimate for hurricanes Gustav and Ike is $41 to $55 million. On October 9, 2008, ENOI accessed $10 million of storm reserves. ENOI is evaluating options for timely recovery of remaining or residual storm costs. Regarding Hurricane Katrina, to date, ENOI has received $180.8 million of CDBG funding for ratepayer mitigation of storm costs and has submitted an additional $10.6 million for funding approval. ENOI will continue to submit Katrina-related storm restoration costs until the $200 million total CDBG funding allocation is reached.

Wholesale Regulation (FERC)
System Energy Resources, Inc.	10.94%	Recent activity: None. Background: ROE approved by July 2001 FERC order.

System Agreement	NA

  Recent activity: The Entergy operating companies have begun the process of meeting with the Staffs and/or advisors of regulatory commissions to discuss the proposed framework for a Successor Arrangement to the System Agreement. On September 23, 20008, the ALJ issued a decision regarding the initial bandwidth proceeding, that concluded that, with one exception, the operating company calculation was appropriate and that the operating companies' production costs were prudently incurred. The one exception would require the operating companies to calculate nuclear depreciation/decommissioning for each facility based on the NRC license life. On September 19, 2008, FERC issued an order on rehearing in the proceeding involving the exclusion of interruptible loads from certain System Agreement calculations that concluded that FERC had authority to order refunds and that refunds were appropriate.
  Background: The System Agreement case addresses reallocation of production costs among the utility operating subsidiaries. In June 2005, the FERC issued its decision and established a bandwidth of +/- 11 % to reallocate production costs and ordered that this approach be applied prospectively. In December 2005, FERC established, among other things, that 1) the bandwidth would be applied to calendar year 2006 actual production costs and 2) 2007 would be the first possible year of payments among Entergy's operating companies. The orders were appealed and the DC Circuit remanded to the FERC for reconsideration of the FERC's conclusion it did not have the authority to order refunds and the decision to delay the implementation of the bandwidth remedy. The remand is pending at FERC. The Entergy operating companies submitted bandwidth filings for the calendar years 2006 and 2007. The most recent filing made May 30, 2008, indicated a payment from EAI in the amount of $252 million collectively to EGSL, ETI, ELL, EMI and ENOI. The System Agreement has been and continues to be the subject of ongoing litigation. As a result, EAI and EMI submitted their eight year notices to withdraw from the System Agreement in December 2005 and November 2007, respectively. The operating companies are considering a Successor Arrangement for the System Agreement.

  Appendix D-1 provides comparative financial performance measures for the current quarter. Appendix D-2 provides historical financial performance measures and operating performance metrics for the trailing eight quarters. Financial performance measures in both tables include those calculated and presented in accordance with generally accepted accounting principles (GAAP), as well as those that are considered non-GAAP measures.

  As-reported measures are computed in accordance with GAAP as they include all components of earnings, including special items. Operational measures are non-GAAP measures as they are calculated using operational earnings, which excludes the impact of special items. A reconciliation of operational earnings per share to as-reported earnings per share is provided in Appendix G-1.

Appendix D-1: GAAP and Non-GAAP Financial Performance Measures
Third Quarter 2008 vs. 2007 (see appendix F for definitions of certain measures)

For 12 months ending September 30	2008	2007	Change
GAAP Measures
Return on average invested capital - as-reported	8.1%	8.6%	(0.5%)
Return on average common equity - as-reported	15.6%	14.6%	1.0%
Net margin - as-reported	9.7%	10.7%	(1.0%)
Cash flow interest coverage	7.0	5.3	1.7
Book value per share	$42.02	$41.03	$0.99
End of period shares outstanding (millions)	189.9	194.3	(4.4)

Non-GAAP Measures
Return on average invested capital - operational	8.4%	8.1%	0.3%
Return on average common equity - operational	16.4%	13.4%	3.0%
Net margin - operational	10.2%	9.8%	0.4%

As of September 30 ($ in millions)	2008	2007	Change
GAAP Measures
Cash and cash equivalents	2,556	1,467	1,089
Revolver capacity	374	1,804	(1,430)
Total debt	12,656	11,194	1,462
Debt to capital ratio	60.4%	57.3%	3.1%
Off-balance sheet liabilities:
Debt of joint ventures - Entergy's share	129	139	(10)
Leases - Entergy's share	508	523	(15)
Total off-balance sheet liabilities	637	662	(25)

Non-GAAP Measures
Total gross liquidity	2,930	3,271	(341)
Net debt to net capital ratio	54.9%	53.9%	1.0%
Net debt ratio including off-balance sheet liabilities	56.4%	55.5%	0.9%

Appendix D-2: Historical Performance Measures (see appendix F for definitions of measures)
	4Q06	1Q07	2Q07	3Q07	4Q07	1Q08	2Q08	3Q08	07YTD	08YTD
Financial (aa)
EPS - as-reported ($)	1.27	1.03	1.32	2.30	0.96	1.56	1.37	2.41	4.63	5.33
Less - special items ($)	0.48	0.00	0.00	0.00	(0.16)	0.00	(0.09)	(0.09)	0.00	(0.18)
EPS - operational ($)	0.79	1.03	1.32	2.30	1.12	1.56	1.46	2.50	4.63	5.51
Trailing Twelve Months
ROIC - as-reported (%)	8.5	8.4	8.2	8.6	8.3	8.8	8.6	8.1
ROIC - operational (%)	7.7	7.7	7.6	8.1	8.5	9.0	8.8	8.4
ROE - as-reported (%)	14.2	14.5	14.2	14.6	14.1	15.9	16.3	15.6
ROE - operational (%)	12.5	12.8	12.9	13.4	14.5	16.3	17.0	16.4
Cash Flow Interest Coverage	7.2	6.1	5.8	5.3	5.0	4.9	5.0	7.0
Debt to capital ratio (%)	52.3	55.2	57.3	57.3	57.6	58.6	60.7	60.4
Net debt/net capital ratio (%)	49.4	52.3	54.1	53.9	54.7	56.5	58.3	54.9
Utility
GWh billed (bb)
Residential	7,163	7,792	6,986	11,128	7,376	8,011	7,372	10,671	25,905	26,055
Commercial & Gov't	7,027	6,665	7,043	8,748	7,290	6,807	7,275	8,646	22,457	22,727
Industrial	9,724	9,323	9,813	10,120	9,729	9,377	9,730	10,110	29,256	29,217
Wholesale	1,470	1,638	1,428	1,413	1,666	1,290	1,440	1,431	4,479	4,160
O&M expense/MWh (bb)	$20.85	$16.83	$19.01	$15.16	$20.23	$17.26	$19.48	$14.43	$16.86	16.89
Reliability
SAIFI (cc)	1.8	1.8	1.9	1.8	1.8	1.9	1.9	1.9	1.8	1.9
SAIDI (cc)	189	193	198	188	184	191	215	227	188	227
Nuclear
Net MW in operation	4,200	4,200	4,998	4,998	4,998	4,998	4,998	4,998	4,998	4,998
Avg. realized price per MWh (dd)	$44.34	$55.11	$51.28	$53.11	$51.52	$61.47	$58.22	$61.59	$53.12	$60.46
Production cost/MWh (ee)	$21.00	$19.66	$21.27	$20.90	$22.64	$19.98	$23.11	$21.77	$20.64	$21.59
Non-fuel O&M expense/ purchased power per MWh (ee)	$22.48	$20.76	$24.09	$22.40	$23.94	$20.20	$23.42	$21.19	$22.45	$21.57
GWh billed	8,684	8,315	8,896	10,105	10,254	10,760	10,145	10,316	27,315	31,221
Capacity factor	93%	91%	82%	93%	92%	97%	92%	95%	88%	95%

  Data for periods beginning 1Q07 reflect the re-consolidation of ENOI. Prior periods are not restated for this effect.
  Data has been restated for the re-consolidation of ENOI which was the accounting adopted by Entergy in second quarter 2007. 4Q07 excludes the effect of the nuclear alignment special.
  Excludes impact of major storm activity.
  Restated to reflect MWh billed as the denominator in the calculation.
  Restated data to reflect moving purchased power from production costs to non-fuel O&M. 4Q07 excludes the effect of the nuclear alignment special.

  Appendix E: Planned Capital Expenditures

  Entergy's capital plan from 2008 through 2010 anticipates $5.9 billion for investment, including $2.7 billion of maintenance capital. The remaining $3.2 billion is for specific investments such as the Utility's portfolio transformation strategy (i.e., Calcasieu and Ouachita acquisitions and Little Gypsy repowering), the steam generator replacement at Entergy Louisiana's Waterford 3 nuclear unit, environmental compliance spending, transmission upgrades, business function relocation, dry cask storage and nuclear license renewal projects, NYPA value sharing and other initiatives. A potentially significant item not included in these estimates is the cost associated with the proposed inter-connection between Entergy Texas and ERCOT (up to approximately $1 billion). In addition, only minimal amounts for potential new nuclear development at the Grand Gulf and River Bend sites at the Utility are included.

Appendix E: 2008-2010 Planned Capital Expenditures including Entergy New Orleans Prepared January 2008
($ in millions)	2008	2009	2010	Total
Maintenance capital
Utility, Parent & Other	864	807	811	2,482
Entergy Nuclear	78	78	78	234
Non-Nuclear Wholesale Assets	2	-	-	2
Subtotal	944	885	889	2,718
Other capital commitments
Utility, Parent & Other	1,033	846	675	2,554
Entergy Nuclear	207	189	248	644
Non-Nuclear Wholesale Assets	-	-	-	-
Subtotal	1,240	1,035	923	3,198
Total Planned Capital Expenditures	2,184	1,920	1,812	5,916

  Appendix F provides definitions of certain operational performance measures, as well as GAAP and non-GAAP financial measures, all of which are referenced in this release.
Appendix F: Definitions of Operational Performance Measures and GAAP and Non-GAAP Financial Measures
Utility
GWh billed	Total number of GWh billed to all retail and wholesale customers
Operation & maintenance expense	Operation, maintenance and refueling expenses per MWh of billed sales, excluding fuel
SAIFI	System average interruption frequency index; average number per customer per year
SAIDI	System average interruption duration index; average minutes per customer per year
Number of customers	Number of customers at end of period
Competitive Businesses
Planned TWh of generation	Amount of output expected to be generated by Entergy Nuclear for nuclear units considering plant operating characteristics, outage schedules, and expected market conditions which impact dispatch
Percent of planned generation sold forward

  Percent of planned generation output sold forward under contracts, forward physical contracts, forward financial contracts or options (consistent with assumptions used in earnings guidance) that may or may not require regulatory approval

Unit-contingent	Transaction under which power is supplied from a specific generation asset; if the asset is unavailable, seller is not liable to buyer for any damages
Unit-contingent with availability guarantees

  Transaction under which power is supplied from a specific generation asset; if the asset is unavailable, seller is not liable to buyer for any damages, unless the actual availability over a specified period of time is below an availability threshold specified in the contract

Firm LD

  Transaction that requires receipt or delivery of energy at a specified delivery point (usually at a market hub not associated with a specific asset) or settles financially on notional quantities; if a party fails to deliver or receive energy, defaulting party must compensate the other party as specified in the contract

Planned net MW in operation	Amount of capacity to be available to generate power considering uprates planned to be completed within the calendar year
Bundled energy & capacity contract	A contract for the sale of installed capacity and related energy, priced per megawatt-hour sold
Capacity contract	A contract for the sale of the installed capacity product in regional markets managed by ISO New England and the New York Independent System Operator
Average contract price per MWh or per kW per month

  Price at which generation output and/or capacity is expected to be sold to third parties, given existing contract or option exercise prices based on expected dispatch or capacity, excluding the revenue associated with the amortization of the below-market PPA for Palisades

Average contract revenue per MWh	Price at which the combination of generation output and capacity are expected to be sold to third parties, given existing contract or option exercise prices based on expected dispatch
Entergy Nuclear
Net MW in operation	Installed capacity owned and operated by Entergy Nuclear
Average realized price per MWh	As-reported revenue per MWh billed for all non-utility nuclear operations
Production cost per MWh	Fuel and non-fuel operation and maintenance expenses according to accounting standards that directly relate to the production of electricity per MWh
Non-fuel O&M expense/purchased power per MWh	Operation, maintenance and refueling expenses and purchased power per MWh billed, excluding fuel
GWh billed	Total number of GWh billed to all customers
Capacity factor	Normalized percentage of the period that the plant generates power
Refueling outage duration	Number of days lost for scheduled refueling outage during the period

  Financial measures defined in the below table include measures prepared in accordance with generally accepted accounting principles, (GAAP), as well as non-GAAP measures. Non-GAAP measures are included in this release in order to provide metrics that remove the effect of less routine financial impacts from commonly used financial metrics.

Appendix F: Definitions of Operational Performance Measures and GAAP and Non-GAAP Financial Measures (continued)
Financial Measures - GAAP
Return on average invested capital - as-reported	12-months rolling earnings adjusted to include preferred dividends and tax-effected interest expense divided by average invested capital
Return on average common equity - as-reported	12-months rolling earnings divided by average common equity
Net margin - as-reported	12-months rolling earnings divided by 12 months rolling revenue
Cash flow interest coverage	12-months cash flow from operating activities plus 12-months rolling interest paid, divided by interest expense
Book value per share	Common equity divided by end of period shares outstanding
Revolver capacity	Amount of undrawn capacity remaining on corporate and subsidiary revolvers
Total debt	Sum of short-term and long-term debt, notes payable, capital leases, and preferred stock with sinking fund on the balance sheet less non-recourse debt, if any
Debt of joint ventures (Entergy's share)	Debt issued by Non-Nuclear Wholesale Assets business joint ventures
Leases (Entergy's share)	Operating leases held by subsidiaries capitalized at implicit interest rate
Debt to capital	Gross debt divided by total capitalization

Financial Measures - Non-GAAP
Operational earnings	As-reported earnings applicable to common stock adjusted to exclude the impact of special items
Return on average invested capital - operational	12-months rolling operational earnings adjusted to include preferred dividends and tax-effected interest expense divided by average invested capital
Return on average common equity - operational	12-months rolling operational earnings divided by average common equity
Net margin - operational	12-months rolling operational earnings divided by 12 months rolling revenue
Earnings before interest, income taxes, depreciation and amortization and interest and dividend income (EBITDA)	Net Income plus interest expense, income taxes, depreciation and amortization and miscellaneous other income less other income
Total gross liquidity	Sum of cash and revolver capacity
Net debt to net capital	Gross debt less cash and cash equivalents divided by total capitalization less cash and cash equivalents
Net debt including off-balance sheet liabilities	Sum of gross debt and off-balance sheet debt less cash and cash equivalents divided by sum of total capitalization and off-balance sheet debt less cash and cash equivalents

  Appendices G-1 and G-2 provide reconciliations of various non-GAAP financial measures disclosed in this release to their most comparable GAAP measure.

Appendix G-1: Reconciliation of GAAP to Non-GAAP Financial Measures - Return on Equity, Return on Invested Capital and Net Margin Metrics (ff)
($ in millions)	4Q06	1Q07	2Q07	3Q07	4Q07	1Q08	2Q08	3Q08
As-reported earnings-rolling 12 months (A)	1,133	1,151	1,137	1,209	1,135	1,231	1,235	1,244
Preferred dividends	28	28	26	25	25	24	23	21
Tax effected interest expense	339	352	365	392	392	396	390	375
As-reported earnings, rolling 12 months including preferred dividends and tax effected interest expense (B)	1,499	1,531	1,528	1,626	1,552	1,651	1,648	1,640

Special items in prior quarters	33	132	108	101	0	(32)	(32)	(50)

Special items 4Q06 thru 3Q08
Utility, Parent & Other ENOI results	(20)
Entergy-Koch, LP gain	55
Retail Business impairment reserve
Retail Business discontinued operations	(10)
Restructuring - Entergy-Koch, LP distribution	104
Non-Nuclear Wholesale Assets Write-off of tax capital losses	(28)
Nuclear Fleet Alignment					(32)
Nuclear Spin-off Costs							(18)	(17)
Total special items (C)	135	132	108	101	(32)	(32)	(50)	(67)

Operational earnings, rolling 12 months including preferred dividends and tax effected interest expense (B-C)	1,364	1,399	1,420	1,525	1,584	1,683	1,698	1,707

Operational earnings, rolling 12 months (A-C)	998	1,020	1,029	1,108	1,167	1,263	1,285	1,311

Average invested capital (D)	17,688	18,227	18,652	18,866	18,721	18,790	19,244	20,236

Average common equity (E)	7,970	7,939	7,998	8,264	8,030	7,756	7,555	7,973

Operating revenues (F)	10,932	11,295	11,371	11,311	11,484	11,655	12,150	12,825

ROIC - as-reported (B/D)	8.5	8.4	8.2	8.6	8.3	8.8	8.6	8.1

ROIC - operational ((B-C)/D)	7.7	7.7	7.6	8.1	8.5	9.0	8.8	8.4

ROE - as-reported (A/E)	14.2	14.5	14.2	14.6	14.1	15.9	16.3	15.6

ROE - operational ((A-C)/E)	12.5	12.8	12.9	13.4	14.5	16.3	17.0	16.4

Net margin - as-reported (A/F)	10.4	10.2	10.0	10.7	9.9	10.6	10.2	9.7

Net margin - operational ((A-C)/F)	9.1	9.0	9.1	9.8	10.2	10.8	10.6	10.2

  Data for periods beginning 1Q07 reflect the re-consolidation of ENOI. Prior periods are not restated for this effect.

Appendix G-2: Reconciliation of GAAP to Non-GAAP Financial Measures - Credit and Liquidity Metrics (gg)
($ in millions)	4Q06	1Q07	2Q07	3Q07	4Q07	1Q08	2Q08	3Q08
Gross debt (A)	9,356	10,100	10,936	11,194	11,123	11,292	11,768	12,656
Less cash and cash equivalents (B)	1,016	1,100	1,320	1,467	1,254	916	1,086	2,556
Net debt (C)	8,340	9,000	9,616	9,728	9,869	10,376	10,682	10,100

Total capitalization (D)	17,899	18,304	19,088	19,529	19,297	19,276	19,401	20,944
Less cash and cash equivalents (B)	1,016	1,100	1,320	1,467	1,254	916	1,086	2,556
Net capital (E)	16,883	17,204	17,767	18,062	18,043	18,360	18,315	18,388

Debt to capital ratio % (A/D)	52.3	55.2	57.3	57.3	57.6	58.6	60.7	60.4

Net debt to net capital ratio % (C/E)	49.4	52.3	54.1	53.9	54.7	56.5	58.3	54.9

Off-balance sheet liabilities (F)	665	668	664	662	658	642	638	637

Net debt to net capital ratio including off-balance sheet liabilities % ((C+F)/(E+F))	51.3	54.1	55.8	55.5	56.3	58.0	59.7	56.4

Revolver capacity (G)	2,770	2,170	1,650	1,804	1,730	1,503	826	374

Gross liquidity (B+G)	3,786	3,270	2,970	3,271	2,984	2,419	1,912	2,930

  Data for periods beginning 1Q07 reflect the re-consolidation of ENOI. Prior periods are not restated for this effect.

Entergy Corporation's common stock is listed on the New York and Chicago exchanges under the symbol "ETR".

Additional investor information can be accessed on-line at
www.entergy.com/investor_relations

**********************************************************************************************************************

In this press release, and from time to time, Entergy Corporation makes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in (i) Entergy's Form 10-K for the year ended December 31, 2007, (ii) Entergy's Form 10-Q for the quarterly periods ended March 31 and June 30, 2008 and (iii) Entergy's other reports and filings made under the Securities Exchange Act of 1934, (b) the uncertainties associated with efforts to remediate the effects of Hurricanes Gustav and Ike and recovery of costs associated with restoration, and (c) the following transactional factors (in addition to others described elsewhere in this news release and in subsequent securities filings):(i) risks inherent in the contemplated spin-off, joint venture and related transactions (including the level of debt to be incurred by Enexus Energy Corporation and the terms and costs related thereto), (ii) legislative and regulatory actions, and (iii) conditions of the capital markets during the periods covered by the forward-looking statements. Entergy cannot provide any assurances that the spin-off or any of the proposed transactions related thereto will be completed, nor can it give assurances as to the terms on which such transactions will be consummated. The transaction is subject to certain conditions precedent, including regulatory approvals and the final approval by the Board of Directors of Entergy.

Entergy Corporation

Consolidating Balance Sheet
September 30, 2008
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$ 850,813	$ 17,512	$ -	$ 868,325
Temporary cash investments - at cost,
which approximates market	657,464	1,030,099	-	1,687,563
Total cash and cash equivalents	1,508,277	1,047,611	-	2,555,888
Securitization recovery trust account	21,424	-	-	21,424
Notes receivable	101,884	476,974	(578,858)	-
Accounts receivable:
Customer	753,575	185,453	-	939,028
Allowance for doubtful accounts	(23,025)	-	-	(23,025)
Associated companies	32,000	104,697	(136,697)	-
Other	197,853	51,955	-	249,808
Accrued unbilled revenues	275,605	-	-	275,605
Total accounts receivable	1,236,008	342,105	(136,697)	1,441,416
Deferred fuel costs	342,924	-	-	342,924
Accumulated deferred income taxes	-	-	-	-
Fuel inventory - at average cost	225,061	3,404	-	228,465
Materials and supplies - at average cost	495,796	259,424	-	755,220
Deferred nuclear refueling outage costs	83,166	104,228	-	187,394
System agreement cost equalization	108,048	-	-	108,048
Prepayments and other	149,618	99,627	(3,060)	246,185
TOTAL	4,272,206	2,333,373	(718,615)	5,886,964

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	7,566,629	(294,197)	(7,194,316)	78,116
Decommissioning trust funds	1,242,261	1,760,531	-	3,002,792
Non-utility property - at cost (less accumulated depreciation)	227,915	4,298	-	232,213
Other	299,973	15,002	(5,388)	309,587
TOTAL	9,336,778	1,485,634	(7,199,704)	3,622,708

PROPERTY, PLANT, AND EQUIPMENT

Electric	30,639,431	3,557,251	-	34,196,682
Property under capital lease	738,129	-	-	738,129
Natural gas	301,535	-	-	301,535
Construction work in progress	1,254,783	198,444	-	1,453,227
Nuclear fuel under capital lease	450,961	-	-	450,961
Nuclear fuel	123,810	529,176	-	652,986
TOTAL PROPERTY, PLANT AND EQUIPMENT	33,508,649	4,284,871	-	37,793,520
Less - accumulated depreciation and amortization	15,208,407	532,966	-	15,741,373
PROPERTY, PLANT AND EQUIPMENT - NET	18,300,242	3,751,905	-	22,052,147

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
SFAS 109 regulatory asset - net	604,553	-	-	604,553
Other regulatory assets	2,830,088	-	-	2,830,088
Deferred fuel costs	168,122	-	-	168,122
Goodwill	374,099	3,073	-	377,172
Other	731,204	757,124	(572,118)	916,210
TOTAL	4,708,066	760,197	(572,118)	4,896,145

TOTAL ASSETS	$ 36,617,292	$ 8,331,109	$ (8,490,437)	$ 36,457,964

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
September 30, 2008
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$ 188,727	$ 28,836	$ -	$ 217,563
Notes payable:
Associated companies	481,369	97,489	(578,858)	-
Other	25,034	-	-	25,034
Account payable:
Associated companies	133,107	11,886	(144,993)	-
Other	1,659,377	259,736	-	1,919,113
Customer deposits	302,116	-	-	302,116
Accumulated deferred income taxes	42,418	-	-	42,418
Interest accrued	173,732	6,077	-	179,809
Deferred fuel costs	2,254	-	-	2,254
Obligations under capital leases	151,721	-	-	151,721
Pension and other postretirement liabilities	32,040	3,725	-	35,765
System agreement cost equalization	149,397	-	-	149,397
Other	139,314	157,913	(3,060)	294,167
TOTAL	3,480,606	565,662	(726,911)	3,319,357

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	5,958,816	805,751	-	6,764,567
Accumulated deferred investment tax credits	330,058	-	-	330,058
Obligations under capital leases	308,826	-	-	308,826
Other regulatory liabilities	389,721	-	-	389,721
Decommissioning and retirement cost liabilities	1,421,766	1,211,565	-	2,633,331
Accumulated provisions	354,668	10,759	-	365,427
Pension and other postretirement liabilities	836,971	301,706	-	1,138,677
Long-term debt	11,755,593	202,386	(5,388)	11,952,591
Other	802,726	737,576	(572,839)	967,463
TOTAL	22,159,145	3,269,743	(578,227)	24,850,661

Preferred stock without sinking fund	280,405	82,380	(51,762)	311,023

SHAREHOLDERS' EQUITY

Common stock, $.01 par value, authorized 500,000,000 shares;
issued 248,174,087 shares in 2008	2,163,749	911,493	(3,072,760)	2,482
Paid-in capital	6,980,788	2,158,221	(4,274,041)	4,864,968
Retained earnings	5,888,931	1,385,278	79,938	7,354,147
Accumulated other comprehensive income (loss)	(82,996)	(28,968)	626	(111,338)
Less - treasury stock, at cost (58,319,245 shares in 2008)	4,253,336	12,700	(132,700)	4,133,336
TOTAL	10,697,136	4,413,324	(7,133,537)	7,976,923

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 36,617,292	$ 8,331,109	$ (8,490,437)	$ 36,457,964

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2007
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$ 120,583	$ 6,069	$ -	$ 126,652
Temporary cash investments - at cost,
which approximates market	679,590	447,486	-	1,127,076
Total cash and cash equivalents	800,173	453,555	-	1,253,728
Securitization recovery trust account	19,273	-	-	19,273
Notes receivable	290,940	419,993	(710,933)	-
Accounts receivable:
Customer	413,284	197,440	-	610,724
Allowance for doubtful accounts	(25,789)	-	-	(25,789)
Associated companies	53,543	84,473	(138,016)	-
Other	267,732	35,328	-	303,060
Accrued unbilled revenues	288,076	-	-	288,076
Total accounts receivable	996,846	317,241	(138,016)	1,176,071
Deferred fuel costs	-	-	-	-
Accumulated deferred income taxes	38,117	-	-	38,117
Fuel inventory - at average cost	205,146	3,438	-	208,584
Materials and supplies - at average cost	454,517	237,859	-	692,376
Deferred nuclear refueling outage costs	43,498	129,438	-	172,936
System agreement cost equalization	268,000	-	-	268,000
Prepayments and other	100,619	28,543	-	129,162
TOTAL	3,217,129	1,590,067	(848,949)	3,958,247

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	7,521,097	94,103	(7,536,208)	78,992
Decommissioning trust funds	1,370,035	1,937,601	-	3,307,636
Non-utility property - at cost (less accumulated depreciation)	216,640	3,564	-	220,204
Other	80,700	7,251	(5,388)	82,563
TOTAL	9,188,472	2,042,519	(7,541,596)	3,689,395

PROPERTY, PLANT, AND EQUIPMENT

Electric	29,613,366	3,346,428	(772)	32,959,022
Property under capital lease	740,095	-	-	740,095
Natural gas	300,767	-	-	300,767
Construction work in progress	861,523	193,310	-	1,054,833
Nuclear fuel under capital lease	361,502	-	-	361,502
Nuclear fuel	154,713	510,907	-	665,620
TOTAL PROPERTY, PLANT AND EQUIPMENT	32,031,966	4,050,645	(772)	36,081,839
Less - accumulated depreciation and amortization	14,659,224	448,345	-	15,107,569
PROPERTY, PLANT AND EQUIPMENT - NET	17,372,742	3,602,300	(772)	20,974,270

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
SFAS 109 regulatory asset - net	595,743	-	-	595,743
Other regulatory assets	2,971,399	-	-	2,971,399
Deferred fuel costs	168,122	-	-	168,122
Goodwill	374,099	3,073	-	377,172
Other	801,891	758,729	(651,966)	908,654
TOTAL	4,911,254	761,802	(651,966)	5,021,090

TOTAL ASSETS	$ 34,689,597	$ 7,996,688	$ (9,043,283)	$ 33,643,002

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2007
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$ 968,701	$ 28,056	$ -	$ 996,757
Notes payable:
Associated companies	399,978	310,955	(710,933)	-
Other	25,037	-	-	25,037
Account payable:
Associated companies	95,943	38,762	(134,705)	-
Other	802,604	228,696	-	1,031,300
Customer deposits	291,171	-	-	291,171
Accumulated deferred income taxes	-	-	-	-
Interest accrued	185,794	2,174	-	187,968
Deferred fuel costs	54,947	-	-	54,947
Obligations under capital leases	152,615	-	-	152,615
Pension and other postretirement liabilities	31,182	3,613	-	34,795
System agreement cost equalization	268,000	-	-	268,000
Other	68,675	145,489	-	214,164
TOTAL	3,344,647	757,745	(845,638)	3,256,754

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	5,825,015	554,664	-	6,379,679
Accumulated deferred investment tax credits	343,539	-	-	343,539
Obligations under capital leases	220,438	-	-	220,438
Other regulatory liabilities	490,323	-	-	490,323
Decommissioning and retirement cost liabilities	1,346,422	1,142,639	-	2,489,061
Accumulated provisions	124,483	8,923	-	133,406
Pension and other postretirement liabilities	1,047,745	313,581	-	1,361,326
Long-term debt	9,522,791	283,172	(77,828)	9,728,135
Other	1,250,738	400,436	(584,666)	1,066,508
TOTAL	20,171,494	2,703,415	(662,494)	22,212,415

Preferred stock without sinking fund	280,612	422,482	(391,932)	311,162

SHAREHOLDERS' EQUITY

Common stock, $.01 par value, authorized 500,000,000 shares;
issued 248,174,087 shares in 2007	2,228,351	1,068,639	(3,294,508)	2,482
Paid-in capital	6,696,890	2,071,257	(3,917,378)	4,850,769
Retained earnings	5,907,673	923,567	(95,275)	6,735,965
Accumulated other comprehensive income (loss)	(85,205)	92,899	626	8,320
Less - treasury stock, at cost (55,053,847 shares in 2007)	3,854,865	43,316	(163,316)	3,734,865
TOTAL	10,892,844	4,113,046	(7,143,219)	7,862,671

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 34,689,597	$ 7,996,688	$ (9,043,283)	$ 33,643,002

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
September 30, 2008 vs December 31, 2007
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$ 730,230	$ 11,443	$ -	$ 741,673
Temporary cash investments - at cost,
which approximates market	(22,126)	582,613	-	560,487
Total cash and cash equivalents	708,104	594,056	-	1,302,160
Securitization recovery trust account	2,151	-	-	2,151
Notes receivable	(189,056)	56,981	132,075	-
Accounts receivable:
Customer	340,291	(11,987)	-	328,304
Allowance for doubtful accounts	2,764	-	-	2,764
Associated companies	(21,543)	20,224	1,319	-
Other	(69,879)	16,627	-	(53,252)
Accrued unbilled revenues	(12,471)	-	-	(12,471)
Total accounts receivable	239,162	24,864	1,319	265,345
Deferred fuel costs	342,924	-	-	342,924
Accumulated deferred income taxes	(38,117)	-	-	(38,117)
Fuel inventory - at average cost	19,915	(34)	-	19,881
Materials and supplies - at average cost	41,279	21,565	-	62,844
Deferred nuclear refueling outage costs	39,668	(25,210)	-	14,458
System agreement cost equalization	(159,952)	-	-	(159,952)
Prepayments and other	48,999	71,084	(3,060)	117,023
TOTAL	1,055,077	743,306	130,334	1,928,717

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	45,532	(388,300)	341,892	(876)
Decommissioning trust funds	(127,774)	(177,070)	-	(304,844)
Non-utility property - at cost (less accumulated depreciation)	11,275	734	-	12,009
Other	219,273	7,751	-	227,024
TOTAL	148,306	(556,885)	341,892	(66,687)

PROPERTY, PLANT, AND EQUIPMENT

Electric	1,026,065	210,823	772	1,237,660
Property under capital lease	(1,966)	-	-	(1,966)
Natural gas	768	-	-	768
Construction work in progress	393,260	5,134	-	398,394
Nuclear fuel under capital lease	89,459	-	-	89,459
Nuclear fuel	(30,903)	18,269	-	(12,634)
TOTAL PROPERTY, PLANT AND EQUIPMENT	1,476,683	234,226	772	1,711,681
Less - accumulated depreciation and amortization	549,183	84,621	-	633,804
PROPERTY, PLANT AND EQUIPMENT - NET	927,500	149,605	772	1,077,877

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
SFAS 109 regulatory asset - net	8,810	-	-	8,810
Other regulatory assets	(141,311)	-	-	(141,311)
Deferred fuel costs	-	-	-	-
Goodwill	-	-	-	-
Other	(70,687)	(1,605)	79,848	7,556
TOTAL	(203,188)	(1,605)	79,848	(124,945)

TOTAL ASSETS	$ 1,927,695	$ 334,421	$ 552,846	$ 2,814,962

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
September 30, 2008 vs December 31, 2007
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$ (779,974)	$ 780	$ -	$ (779,194)
Notes payable:
Associated companies	81,391	(213,466)	132,075	-
Other	(3)	-	-	(3)
Account payable:
Associated companies	37,164	(26,876)	(10,288)	-
Other	856,773	31,040	-	887,813
Customer deposits	10,945	-	-	10,945
Accumulated deferred income taxes	42,418	-	-	42,418
Interest accrued	(12,062)	3,903	-	(8,159)
Deferred fuel costs	(52,693)	-	-	(52,693)
Obligations under capital leases	(894)	-	-	(894)
Pension and other postretirement liabilities	858	112	-	970
System agreement cost equalization	(118,603)	-	-	(118,603)
Other	70,639	12,424	(3,060)	80,003
TOTAL	135,959	(192,083)	118,727	62,603

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	133,801	251,087	-	384,888
Accumulated deferred investment tax credits	(13,481)	-	-	(13,481)
Obligations under capital leases	88,388	-	-	88,388
Other regulatory liabilities	(100,602)	-	-	(100,602)
Decommissioning and retirement cost liabilities	75,344	68,926	-	144,270
Accumulated provisions	230,185	1,836	-	232,021
Pension and other postretirement liabilities	(210,774)	(11,875)	-	(222,649)
Long-term debt	2,232,802	(80,786)	72,440	2,224,456
Other	(448,012)	337,140	11,827	(99,045)
TOTAL	1,987,651	566,328	84,267	2,638,246

Preferred stock without sinking fund	(207)	(340,102)	340,170	(139)

SHAREHOLDERS' EQUITY

Common stock, $.01 par value, authorized 500,000,000 shares;
issued 248,174,087 shares in 2008 and 2007	(64,602)	(157,146)	221,748	-
Paid-in capital	283,898	86,964	(356,663)	14,199
Retained earnings	(18,742)	461,711	175,213	618,182
Accumulated other comprehensive income (loss)	2,209	(121,867)	-	(119,658)
Less - treasury stock, at cost	398,471	(30,616)	30,616	398,471
TOTAL	(195,708)	300,278	9,682	114,252

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 1,927,695	$ 334,421	$ 552,846	$ 2,814,962

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended September 30, 2008
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Electric	$ 3,209,814	$ -	$ (814)	$ 3,209,000
Natural gas	41,981	-	-	41,981
Competitive businesses	8,467	710,091	(5,655)	712,903
Total	3,260,262	710,091	(6,469)	3,963,884

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	1,168,622	101,538	-	1,270,160
Purchased power	754,391	15,331	(5,600)	764,122
Nuclear refueling outage expenses	25,461	32,618	-	58,079
Other operation and maintenance	443,592	194,380	(983)	636,989
Decommissioning	24,163	23,352	-	47,515
Taxes other than income taxes	118,644	22,175	-	140,819
Depreciation and amortization	229,899	33,757	-	263,656
Other regulatory charges (credits) - net	30,452	-	-	30,452
Total	2,795,224	423,151	(6,583)	3,211,792

OPERATING INCOME	465,038	286,940	114	752,092

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	10,411	-	-	10,411
Interest and dividend income	30,962	23,097	(23,659)	30,400
Equity in earnings (loss) of unconsolidated equity affiliates	(185)	1,644	-	1,459
Miscellaneous - net	213	5,101	(114)	5,200
Total	41,401	29,842	(23,773)	47,470

INTEREST AND OTHER CHARGES
Interest on long-term debt	128,001	745	-	128,746
Other interest - net	40,826	16,062	(23,659)	33,229
Allowance for borrowed funds used during construction	(5,939)	-	-	(5,939)
Preferred dividend requirements and other	4,333	665	-	4,998
Total	167,221	17,472	(23,659)	161,034

INCOME BEFORE INCOME TAXES	339,218	299,310	-	638,528

Income taxes	53,257	114,982	-	168,239

CONSOLIDATED NET INCOME	$ 285,961	$ 184,328	$ -	$ 470,289

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$1.50	$0.97		$2.47
DILUTED	$1.47	$0.94		$2.41

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				190,379,009
DILUTED				194,960,830

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended September 30, 2007
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Electric	$ 2,647,137	$ -	$ (591)	$ 2,646,546
Natural gas	30,154	-	-	30,154
Competitive businesses	8,797	609,791	(6,201)	612,387
Total	2,686,088	609,791	(6,792)	3,289,087

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	724,908	84,375	-	809,283
Purchased power	511,711	15,538	(6,627)	520,622
Nuclear refueling outage expenses	18,337	26,050	-	44,387
Other operation and maintenance	456,334	211,321	(279)	667,376
Decommissioning	22,501	21,097	-	43,597
Taxes other than income taxes	107,349	21,774	-	129,123
Depreciation and amortization	209,397	29,667	-	239,064
Other regulatory charges (credits) - net	25,303	-	-	25,303
Total	2,075,840	409,822	(6,906)	2,478,755

OPERATING INCOME	610,248	199,969	114	810,332

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	9,367	-	-	9,367
Interest and dividend income	55,653	28,615	(20,515)	63,754
Equity in earnings (loss) of unconsolidated equity affiliates	321	1,111	-	1,432
Miscellaneous - net	(2,554)	(3,434)	(114)	(6,103)
Total	62,787	26,292	(20,629)	68,450

INTEREST AND OTHER CHARGES
Interest on long-term debt	131,769	1,395	-	133,165
Other interest - net	63,312	9,733	(20,542)	52,503
Allowance for borrowed funds used during construction	(5,260)	-	-	(5,260)
Preferred dividend requirements and other	5,520	828	27	6,375
Total	195,341	11,956	(20,515)	186,783

INCOME BEFORE INCOME TAXES	477,694	214,305	-	691,999

Income taxes	171,991	58,849	-	230,840

CONSOLIDATED NET INCOME	$ 305,703	$ 155,456	$ -	$ 461,159

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$1.57	$0.80		$2.37
DILUTED	$1.52	$0.78		$2.30

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				194,864,359
DILUTED				200,532,942

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended September 30, 2008 vs. 2007
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Electric	$ 562,677	$ -	$ (223)	$ 562,454
Natural gas	11,827	-	-	11,827
Competitive businesses	(330)	100,300	546	100,516
Total	574,174	100,300	323	674,797

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	443,714	17,163	-	460,877
Purchased power	242,680	(207)	1,027	243,500
Nuclear refueling outage expenses	7,124	6,568	-	13,692
Other operation and maintenance	(12,742)	(16,941)	(704)	(30,387)
Decommissioning	1,662	2,255	-	3,918
Taxes other than income taxes	11,295	401	-	11,696
Depreciation and amortization	20,502	4,090	-	24,592
Other regulatory charges (credits )- net	5,149	-	-	5,149
Total	719,384	13,329	323	733,037

OPERATING INCOME	(145,210)	86,971	-	(58,240)

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	1,044	-	-	1,044
Interest and dividend income	(24,691)	(5,518)	(3,144)	(33,354)
Equity in earnings (loss) of unconsolidated equity affiliates	(506)	533	-	27
Miscellaneous - net	2,767	8,535	-	11,303
Total	(21,386)	3,550	(3,144)	(20,980)

INTEREST AND OTHER CHARGES
Interest on long-term debt	(3,768)	(650)	-	(4,419)
Other interest - net	(22,486)	6,329	(3,117)	(19,274)
Allowance for borrowed funds used during construction	(679)	-	-	(679)
Preferred dividend requirements and other	(1,187)	(163)	(27)	(1,377)
Total	(28,120)	5,516	(3,144)	(25,749)

INCOME BEFORE INCOME TAXES	(138,476)	85,005	-	(53,471)

Income taxes	(118,734)	56,133	-	(62,601)

CONSOLIDATED NET INCOME	$ (19,742)	$ 28,872	$ -	$ 9,130

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	($0.07)	$0.17		$0.10
DILUTED	($0.05)	$0.16		$0.11

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Nine Months Ended September 30, 2008
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Electric	$ 7,782,067	$ -	$ (2,617)	$ 7,779,450
Natural gas	185,361	-	-	185,361
Competitive businesses	22,275	2,123,386	(17,584)	2,128,077
Total	7,989,703	2,123,386	(20,201)	10,092,888

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	2,247,657	289,840	-	2,537,498
Purchased power	2,105,046	46,733	(18,812)	2,132,967
Nuclear refueling outage expenses	68,598	96,578	-	165,177
Other operation and maintenance	1,364,007	596,291	(1,731)	1,958,566
Decommissioning	71,224	69,103	-	140,327
Taxes other than income taxes	308,321	67,010	-	375,332
Depreciation and amortization	657,686	98,932	-	756,617
Other regulatory charges (credits) - net	99,971	-	-	99,970
Total	6,922,510	1,264,487	(20,543)	8,166,454

OPERATING INCOME	1,067,193	858,899	342	1,926,434

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	28,782	-	-	28,782
Interest and dividend income	115,687	72,500	(80,107)	108,080
Equity in earnings (loss) of unconsolidated equity affiliates	(2,209)	167	-	(2,042)
Miscellaneous - net	(809)	(1,288)	(342)	(2,439)
Total	141,451	71,379	(80,449)	132,381

INTEREST AND OTHER CHARGES
Interest on long-term debt	370,525	1,268	-	371,793
Other interest - net	117,485	56,417	(80,107)	93,795
Allowance for borrowed funds used during construction	(15,992)	-	-	(15,992)
Preferred dividend requirements and other	12,975	1,996	-	14,971
Total	484,993	59,681	(80,107)	464,567

INCOME BEFORE INCOME TAXES	723,651	870,597	-	1,594,248

Income taxes	219,036	325,220	-	544,256

CONSOLIDATED NET INCOME	$ 504,615	$ 545,377	$ -	$ 1,049,992

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$2.63	$2.85		$5.48
DILUTED	$2.56	$2.77		$5.33

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				191,444,611
DILUTED				197,064,629

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Nine Months Ended September 30, 2007
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Electric	$ 6,954,931	$ -	$ (2,284)	$ 6,952,648
Natural gas	158,014	-	-	158,014
Competitive businesses	22,919	1,636,307	(17,389)	1,641,836
Total	7,135,864	1,636,307	(19,673)	8,752,498

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	1,966,011	226,285	-	2,192,296
Purchased power	1,532,574	51,837	(18,550)	1,565,861
Nuclear refueling outage expenses	56,923	75,054	-	131,977
Other operation and maintenance	1,316,390	556,499	(1,465)	1,871,424
Decommissioning	66,315	57,192	-	123,507
Taxes other than income taxes	311,545	56,608	-	368,153
Depreciation and amortization	635,222	74,904	-	710,127
Other regulatory charges (credits) - net	62,187	-	-	62,187
Total	5,947,167	1,098,379	(20,015)	7,025,532

OPERATING INCOME	1,188,697	537,928	342	1,726,966

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	34,084	-	-	34,084
Interest and dividend income	135,301	98,972	(59,462)	174,811
Equity in earnings (loss) of unconsolidated equity affiliates	1,241	2,292	-	3,533
Miscellaneous - net	(6,998)	(10,542)	(342)	(17,881)
Total	163,628	90,722	(59,804)	194,547

INTEREST AND OTHER CHARGES
Interest on long-term debt	376,908	3,413	-	380,321
Other interest - net	139,334	38,398	(59,462)	118,270
Allowance for borrowed funds used during construction	(20,175)	-	-	(20,175)
Preferred dividend requirements and other	16,219	2,565	-	18,784
Total	512,286	44,376	(59,462)	497,200

INCOME BEFORE INCOME TAXES	840,039	584,274	-	1,424,313

Income taxes	324,259	159,098	-	483,357

CONSOLIDATED NET INCOME	$ 515,780	$ 425,176	$ -	$ 940,956

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$2.61	$2.16		$4.77
DILUTED	$2.54	$2.09		$4.63

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				197,443,652
DILUTED				203,362,110

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Nine Months Ended September 30, 2008 vs. 2007
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Electric	$ 827,136	$ -	$ (333)	$ 826,802
Natural gas	27,347	-	-	27,347
Competitive businesses	(644)	487,079	(195)	486,241
Total	853,839	487,079	(528)	1,340,390

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	281,646	63,555	-	345,202
Purchased power	572,472	(5,104)	(262)	567,106
Nuclear refueling outage expenses	11,675	21,524	-	33,200
Other operation and maintenance	47,617	39,792	(266)	87,142
Decommissioning	4,909	11,911	-	16,820
Taxes other than income taxes	(3,224)	10,402	-	7,179
Depreciation and amortization	22,464	24,028	-	46,490
Other regulatory charges (credits )- net	37,784	-	-	37,783
Total	975,343	166,108	(528)	1,140,922

OPERATING INCOME	(121,504)	320,971	-	199,468

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	(5,302)	-	-	(5,302)
Interest and dividend income	(19,614)	(26,472)	(20,645)	(66,731)
Equity in earnings (loss) of unconsolidated equity affiliates	(3,450)	(2,125)	-	(5,575)
Miscellaneous - net	6,189	9,254	-	15,442
Total	(22,177)	(19,343)	(20,645)	(62,166)

INTEREST AND OTHER CHARGES
Interest on long-term debt	(6,383)	(2,145)	-	(8,528)
Other interest - net	(21,849)	18,019	(20,645)	(24,475)
Allowance for borrowed funds used during construction	4,183	-	-	4,183
Preferred dividend requirements and other	(3,244)	(569)	-	(3,813)
Total	(27,293)	15,305	(20,645)	(32,633)

INCOME BEFORE INCOME TAXES	(116,388)	286,323	-	169,935

Income taxes	(105,223)	166,122	-	60,899

CONSOLIDATED NET INCOME	$ (11,165)	$ 120,201	$ -	$ 109,036

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$0.02	$0.69		$0.71
DILUTED	$0.02	$0.68		$0.70

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended September 30, 2008
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Electric	$ 9,876,139	$ -	$ (3,036)	$ 9,873,103
Natural gas	233,420	-	-	233,420
Competitive businesses	28,928	2,712,390	(23,051)	2,718,267
Total	10,138,487	2,712,390	(26,087)	12,824,790

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	2,914,733	365,302	-	3,280,035
Purchased power	2,521,673	57,272	(24,888)	2,554,057
Nuclear refueling outage expenses	86,762	127,409	-	214,171
Other operation and maintenance	1,892,392	846,060	(1,656)	2,736,796
Decommissioning	94,129	90,590	-	184,719
Taxes other than income taxes	406,481	89,755	-	496,236
Depreciation and amortization	879,040	131,162	-	1,010,202
Other regulatory charges (credits) - net	92,737	-	-	92,737
Total	8,887,947	1,707,550	(26,544)	10,568,953

OPERATING INCOME	1,250,540	1,004,840	457	2,255,837

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	37,440	-	-	37,440
Interest and dividend income	157,042	112,770	(102,546)	167,266
Equity in earnings (loss) of unconsolidated equity affiliates	(2,245)	(155)	-	(2,400)
Miscellaneous - net	(2,833)	(6,132)	(456)	(9,421)
Total	189,404	106,483	(103,002)	192,885

INTEREST AND OTHER CHARGES
Interest on long-term debt	494,891	2,670	-	497,561
Other interest - net	161,858	72,207	(102,545)	131,520
Allowance for borrowed funds used during construction	(20,849)	-	-	(20,849)
Preferred dividend requirements and other	18,440	2,851	-	21,291
Total	654,340	77,728	(102,545)	629,523

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	785,604	1,033,595	-	1,819,199

Income taxes	255,873	319,441	-	575,314

INCOME FROM CONTINUING OPERATIONS	529,731	714,154	-	1,243,885

INCOME FROM DISCONTINUED OPERATIONS (net of taxes)	-	-	-	-

CONSOLIDATED NET INCOME	$ 529,731	$ 714,154	-	$ 1,243,885

EARNINGS PER AVERAGE COMMON SHARE (from continuing operations):
BASIC	$2.76	$3.72		$6.48
DILUTED	$2.67	$3.61		$6.28
EARNINGS PER AVERAGE COMMON SHARE (from discontinued operations):
BASIC	-	-		-
DILUTED	-	-		-
EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$2.76	$3.72		$6.48
DILUTED	$2.67	$3.61		$6.28

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				192,084,238
DILUTED				198,050,029

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended September 30, 2007
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Electric	$ 9,035,073	$ -	$ (2,879)	$ 9,032,194
Natural gas	208,132	-	-	208,132
Competitive businesses	31,348	2,061,203	(21,883)	2,070,668
Total	9,274,553	2,061,203	(24,762)	11,310,994

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	2,608,119	289,239	-	2,897,359
Purchased power	2,003,580	61,865	(23,176)	2,042,269
Nuclear refueling outage expenses	75,152	98,807	-	173,959
Other operation and maintenance	1,820,607	737,783	(2,042)	2,556,348
Decommissioning	87,644	73,003	-	160,647
Taxes other than income taxes	401,971	75,848	-	477,819
Depreciation and amortization	853,739	95,648	-	949,387
Other regulatory charges (credits) - net	65,056	-	-	65,056
Total	7,915,868	1,432,193	(25,218)	9,322,844

OPERATING INCOME	1,358,685	629,010	456	1,988,150

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	42,440	-	-	42,440
Interest and dividend income	198,521	134,454	(81,654)	251,321
Equity in earnings (loss) of unconsolidated equity affiliates	90,197	(159)	-	90,038
Miscellaneous - net	(4,284)	(14,108)	(456)	(18,848)
Total	326,874	120,187	(82,110)	364,951

INTEREST AND OTHER CHARGES
Interest on long-term debt	507,429	5,530	-	512,958
Other interest - net	175,712	55,046	(81,640)	149,118
Allowance for borrowed funds used during construction	(25,560)	-	-	(25,560)
Preferred dividend requirements and other	21,626	3,434	(14)	25,046
Total	679,207	64,010	(81,654)	661,562

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	1,006,352	685,187	-	1,691,539

Income taxes	253,638	218,331	-	471,969

INCOME FROM CONTINUING OPERATIONS	752,714	466,856	-	1,219,570

INCOME FROM DISCONTINUED OPERATIONS (net of taxes of ($5,919))	(10,326)	-	-	(10,326)

CONSOLIDATED NET INCOME	$ 742,388	$ 466,856	-	$ 1,209,244

EARNINGS PER AVERAGE COMMON SHARE (from continuing operations):
BASIC	$3.77	$2.34		$6.11
DILUTED	$3.67	$2.28		$5.95
EARNINGS PER AVERAGE COMMON SHARE (from discontinued operations):
BASIC	($0.05)	-		($0.05)
DILUTED	($0.05)	-		($0.05)
EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$3.72	$2.34		$6.06
DILUTED	$3.62	$2.28		$5.90

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				199,535,130
DILUTED				205,029,153

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended September 30, 2008 vs. 2007
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Electric	$ 841,066	$ -	$ (157)	$ 840,909
Natural gas	25,288	-	-	25,288
Competitive businesses	(2,420)	651,187	(1,168)	647,599
Total	863,934	651,187	(1,325)	1,513,796

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	306,614	76,063	-	382,677
Purchased power	518,093	(4,593)	(1,712)	511,788
Nuclear refueling outage expenses	11,610	28,602	-	40,212
Other operation and maintenance	71,785	108,277	386	180,448
Decommissioning	6,485	17,587	-	24,072
Taxes other than income taxes	4,510	13,907	-	18,417
Depreciation and amortization	25,301	35,514	-	60,815
Other regulatory charges (credits )- net	27,681	-	-	27,681
Total	972,079	275,357	(1,326)	1,246,110

OPERATING INCOME	(108,145)	375,830	1	267,687

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	(5,000)	-	-	(5,000)
Interest and dividend income	(41,479)	(21,684)	(20,892)	(84,055)
Equity in earnings (loss) of unconsolidated equity affiliates	(92,442)	4	-	(92,438)
Miscellaneous - net	1,451	7,976	-	9,427
Total	(137,470)	(13,704)	(20,892)	(172,066)

INTEREST AND OTHER CHARGES
Interest on long-term debt	(12,538)	(2,860)	-	(15,397)
Other interest - net	(13,854)	17,161	(20,905)	(17,598)
Allowance for borrowed funds used during construction	4,711	-	-	4,711
Preferred dividend requirements and other	(3,186)	(583)	14	(3,755)
Total	(24,867)	13,718	(20,891)	(32,039)

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	(220,748)	348,408	-	127,660

Income taxes	2,235	101,110	-	103,345

INCOME FROM CONTINUING OPERATIONS	(222,983)	247,298	-	24,315

INCOME FROM DISCONTINUED OPERATIONS (net of taxes)	10,326	-	-	10,326

CONSOLIDATED NET INCOME	$ (212,657)	$ 247,298	-	$ 34,641

EARNINGS PER AVERAGE COMMON SHARE (from continuing operations):
BASIC	($1.01)	$1.38		$0.37
DILUTED	($1.00)	$1.33		$0.33
EARNINGS PER AVERAGE COMMON SHARE (from discontinued operations):
BASIC	$0.05	-		$0.05
DILUTED	$0.05	-		$0.05
EARNINGS PER AVERAGE COMMON SHARE:
BASIC	($0.96)	$1.38		$0.42
DILUTED	($0.95)	$1.33		$0.38

*Totals may not foot due to rounding.

Entergy Corporation

Consolidated Cash Flow Statement
Three Months Ended September 30, 2008 vs. 2007
(Dollars in thousands)
(Unaudited)

	2008	2007	Variance

OPERATING ACTIVITIES
Consolidated net income	$470,289	$461,159	$9,130
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Reserve for regulatory adjustments	947	(26,375)	27,322
Other regulatory charges (credits) - net	30,451	25,302	5,149
Depreciation, amortization, and decommissioning	311,171	282,661	28,510
Deferred income taxes, investment tax credits, and non-current taxes accrued	196,367	2,506	193,861
Equity in earnings of unconsolidated equity affiliates - net of dividends	(1,459)	(1,432)	(27)
Changes in working capital:
Receivables	(48,539)	(194,366)	145,827
Fuel inventory	(7,624)	10,923	(18,547)
Accounts payable	(230,838)	(18,634)	(212,204)
Taxes accrued	-	12,620	(12,620)
Interest accrued	40,647	37,273	3,374
Deferred fuel	159,826	(127,263)	287,089
Other working capital accounts	129,584	115,798	13,786
Provision for estimated losses and reserves	220,154	(31,488)	251,642
Changes in other regulatory assets	901,661	(8,887)	910,548
Other	(393,392)	122,823	(516,215)
Net cash flow provided by operating activities	1,779,245	662,620	1,116,625

INVESTING ACTIVITIES
Construction/capital expenditures	(676,839)	(365,975)	(310,864)
Allowance for equity funds used during construction	10,411	9,367	1,044
Nuclear fuel purchases	(110,119)	(52,809)	(57,310)
Proceeds from sale/leaseback of nuclear fuel	98,094	4,107	93,987
Payment for purchase of plant	(210,414)	-	(210,414)
Insurance proceeds received for property damages	67,032	567	66,465
Changes in transition charge account	(11,322)	(2,199)	(9,123)
Decrease (increase) in other investments	(132,810)	-	(132,810)
Proceeds from nuclear decommissioning trust fund sales	480,579	286,271	194,308
Investment in nuclear decommissioning trust funds	(449,635)	(313,722)	(135,913)
Net cash flow used in investing activities	(935,023)	(434,393)	(500,630)

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	1,632,641	395,040	1,237,601
Common stock and treasury stock	7,979	5,469	2,510
Retirement of long-term debt	(620,725)	(189,907)	(430,818)
Repurchase of common stock	(98,467)	(198,725)	100,258
Redemption of preferred stock	-	(1,200)	1,200
Changes in credit line borrowings - net	(150,000)	60,000	(210,000)
Dividends paid:
Common stock	(142,860)	(146,102)	3,242
Preferred stock	(4,998)	(6,188)	1,190
Net cash flow provided by (used in) financing activities	623,570	(81,613)	705,183

Effect of exchange rates on cash and cash equivalents	1,675	(151)	1,826

Net increase (decrease) in cash and cash equivalents	1,469,467	146,463	1,323,004

Cash and cash equivalents at beginning of period	1,086,421	1,320,222	(233,801)

Cash and cash equivalents at end of period	$2,555,888	$1,466,685	$1,089,203

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$115,714	$151,809	($36,095)
Income taxes	$97	$120,308	($120,211)

Entergy Corporation

Consolidated Cash Flow Statement
Nine Months Ended September 30, 2008 vs. 2007
(Dollars in thousands)
(Unaudited)

	2008	2007	Variance

OPERATING ACTIVITIES
Consolidated net income	$1,049,992	$940,956	$109,036
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Reserve for regulatory adjustments	(1,861)	(18,337)	16,476
Other regulatory charges (credits) - net	99,970	62,187	37,783
Depreciation, amortization, and decommissioning	896,945	833,634	63,311
Deferred income taxes, investment tax credits, and non-current taxes accrued	561,704	510,435	51,269
Equity in earnings of unconsolidated equity affiliates - net of dividends	2,042	(3,533)	5,575
Changes in working capital:
Receivables	(265,349)	(317,454)	52,105
Fuel inventory	(19,881)	390	(20,271)
Accounts payable	126,665	(155,736)	282,401
Taxes accrued	-	(176,790)	176,790
Interest accrued	(8,152)	8,180	(16,332)
Deferred fuel	(395,618)	(89,558)	(306,060)
Other working capital accounts	(88,417)	(53,977)	(34,440)
Provision for estimated losses and reserves	230,834	24,753	206,081
Changes in other regulatory assets	941,625	124,102	817,523
Other	(437,685)	(62,500)	(375,185)
Net cash flow provided by operating activities	2,692,814	1,626,752	1,066,062

INVESTING ACTIVITIES
Construction/capital expenditures	(1,455,657)	(1,083,090)	(372,567)
Allowance for equity funds used during construction	28,782	34,084	(5,302)
Nuclear fuel purchases	(327,606)	(272,137)	(55,469)
Proceeds from sale/leaseback of nuclear fuel	250,447	128,292	122,155
Proceeds from sale of assets and businesses	30,725	13,063	17,662
Payment for purchase of plant	(266,823)	(336,211)	69,388
Insurance proceeds received for property damages	130,120	82,648	47,472
Changes in transition charge account	(2,151)	-	(2,151)
NYPA value sharing payment	(72,000)	-	(72,000)
Decrease (increase) in other investments	(227,976)	71,770	(299,746)
Proceeds from nuclear decommissioning trust fund sales	1,228,760	1,299,685	(70,925)
Investment in nuclear decommissioning trust funds	(1,259,288)	(1,388,806)	129,518
Net cash flow used in investing activities	(1,942,667)	(1,450,702)	(491,965)

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	3,433,184	2,437,163	996,021
Common stock and treasury stock	35,841	59,175	(23,334)
Retirement of long-term debt	(2,004,118)	(889,813)	(1,114,305)
Repurchase of common stock	(468,079)	(1,024,185)	556,106
Redemption of preferred stock	-	(3,450)	3,450
Changes in credit line borrowings - net	-	60,000	(60,000)
Dividends paid:
Common stock	(431,032)	(361,574)	(69,458)
Preferred stock	(15,028)	(19,532)	4,504
Net cash flow provided by financing activities	550,768	257,784	292,984

Effect of exchange rates on cash and cash equivalents	1,245	(394)	1,639

Net increase (decrease) in cash and cash equivalents	1,302,160	433,440	868,720

Cash and cash equivalents at beginning of period	1,253,728	1,016,152	237,576

Effect of the reconsolidation of Entergy New Orleans on cash and cash equivalents	-	17,093	(17,093)

Cash and cash equivalents at end of period	$2,555,888	$1,466,685	$1,089,203

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$455,791	$449,038	$6,753
Income taxes	$127,953	$349,058	($221,105)

Entergy Corporation

Consolidated Cash Flow Statement
Twelve Months Ended September 30, 2008 vs. 2007
(Dollars in thousands)
(Unaudited)

	2008	2007	Variance

OPERATING ACTIVITIES
Consolidated net income	$1,243,885	$1,209,244	$34,641
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Reserve for regulatory adjustments	902	(25,928)	26,830
Other regulatory charges (credits) - net	92,737	65,056	27,681
Depreciation, amortization, and decommissioning	1,194,921	1,110,046	84,875
Deferred income taxes, investment tax credits, and non-current taxes accrued	527,510	627,049	(99,539)
Equity in earnings (loss) of unconsolidated equity affiliates - net of dividends	2,398	5,967	(3,569)
Changes in working capital:
Receivables	(10,541)	(108,114)	97,573
Fuel inventory	(30,716)	8,348	(39,064)
Accounts payable	179,353	143,512	35,841
Taxes accrued	(10,534)	(246,394)	235,860
Interest accrued	(4,547)	25,204	(29,751)
Deferred fuel	(305,148)	66,121	(371,269)
Other working capital accounts	(107,709)	(98,191)	(9,518)
Provision for estimated losses and reserves	146,789	35,740	111,049
Changes in other regulatory assets	1,072,259	179,833	892,426
Other	(365,727)	(209,452)	(156,275)
Net cash flow provided by operating activities	3,625,832	2,788,041	837,791

INVESTING ACTIVITIES
Construction/capital expenditures	(1,950,597)	(1,429,822)	(520,775)
Allowance for equity funds used during construction	37,440	42,440	(5,000)
Nuclear fuel purchases	(464,201)	(337,626)	(126,575)
Proceeds from sale/leaseback of nuclear fuel	291,221	128,403	162,818
Proceeds from sale of assets and businesses	30,725	13,063	17,662
Payment for purchase of plant	(266,823)	(336,211)	69,388
Insurance proceeds received for property damages	130,576	61,221	69,355
Changes in transition charge account	(21,424)	-	(21,424)
NYPA value sharing payment	(72,000)	-	(72,000)
Decrease (increase) in other investments	(258,026)	29,009	(287,035)
Proceeds from nuclear decommissioning trust fund sales	1,512,659	1,496,524	16,135
Investment in nuclear decommissioning trust funds	(1,579,246)	(1,617,141)	37,895
Other regulatory investments	-	469	(469)
Net cash flow used in investing activities	(2,609,696)	(1,949,671)	(660,025)

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	3,862,157	2,897,176	964,981
Preferred stock	10,000	-	10,000
Common stock and treasury stock	55,496	97,558	(42,062)
Retirement of long-term debt	(2,484,250)	(1,095,761)	(1,388,489)
Repurchase of common stock	(659,472)	(1,608,378)	948,906
Redemption of preferred stock	(54,377)	(3,450)	(50,927)
Changes in credit line borrowings - net	(60,000)	85,000	(145,000)
Dividends paid:
Common stock	(576,785)	(473,424)	(103,361)
Preferred stock	(21,371)	(25,611)	4,240
Net cash flow provided by (used in) financing activities	71,398	(126,890)	198,288

Effect of exchange rates on cash and cash equivalents	1,669	(2,780)	4,449

Net increase (decrease) in cash and cash equivalents	1,089,203	708,700	380,503

Cash and cash equivalents at beginning of period	1,466,685	757,985	708,700

Cash and cash equivalents at end of period	$2,555,888	$1,466,685	$1,089,203

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$617,950	$600,422	$17,528
Income taxes	$155,703	$401,052	($245,349)